Exhibit 10.3

CONFIDENTIAL TREATMENT REQUESTED:

Portions of this Exhibit have been redacted pursuant to a request for confidential treatment under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.  Such redacted portions have been replaced with “{***}” in this Exhibit.  An unredacted version of this document has been filed separately with the Securities and Exchange Commission along with the request for confidential treatment.

DISTRIBUTION RIGHTS AGREEMENT

This AMENDED AND RESTATED DISTRIBUTION RIGHTS AGREEMENT (this “Agreement”) is made this            day of January, 2004, to be effective as of October 26, 2001 (“Original Agreement Effective Date”), by and among SmithKline Beecham Corporation, a GlaxoSmithKline company, a corporation duly organized and existing under the applicable laws of the Commonwealth of Pennsylvania having a principal place of business at One Franklin Plaza, Philadelphia, PA 19101 (“GSK”) and Biovail Laboratories Incorporated, a Barbados corporation incorporated under the International Business Companies Act, 1991-24, having a principal place of business at Chelston Park, Building 2, Collymore Rock, St. Michael BH1, Barbados, West Indies (“Biovail”).

RECITALS

WHEREAS, GSK markets prescription pharmaceutical products sold under the Zovirax® (acyclovir) brand in various formulations, presentations and strengths; and

WHEREAS, the parties entered into a Distribution Rights Agreement (the “Original Agreement”) dated October 26, 2001, pursuant to which GSK granted to Biovail the exclusive right to distribute, market, promote, detail, advertise and sell the Products (as hereinafter defined) as GSK’s exclusive distributor of the Products in the Territory (as hereinafter defined), and to utilize GSK’s Trademarks (as defined herein below) to identify the Products in connection with the distribution, marketing, promotion, advertisement and sale of the Products in the Territory as described herein and Biovail agreed to purchase from GSK, and GSK agreed to supply to Biovail, Biovail’s entire requirements of the Products, for distribution in the Territory for the Term (as hereinafter defined);

WHEREAS, the parties now desire to amend the provisions of the Original Agreement and to redefine their respective rights and obligations under the Memorandum of Understandings made effective on October 1, 2002 and April 1, 2003 and the Original Agreement by means of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and legal sufficiency of which are mutually acknowledged, GSK and Biovail hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

1.01         Defined Terms.  The following terms, whether used in the singular or plural, shall have the meanings assigned to them below for purposes of this Agreement:

“Actual Shipment Quantity” shall have the meaning set forth in Section 5.04(d).

“Additional Rights Payment” shall have the meaning set forth in Section 5.01(b).

“Additional Rights Lump Sum Payment” shall have the meaning set forth in Section 5.01(b)(iii).

“Additional Rights Payment Cash Flow” shall mean the series of future cash payments at specific points in time as would be required for the full payment and satisfaction of the aggregate total dollar amount of the Fixed Adjustments.

“Adjustment Amount” shall mean the difference between:

(i)                                     the aggregate value of Product purchased by Biovail between October 1, 2002 and September 30, 2003, calculated by multiplying the actual quantities of such Product, by the prices specified in Section 5.06(a) and (b) for such purchases; minus

(ii)                                  the aggregate value of Product purchased by Biovail between October 1, 2002 and September 30, 2003, calculated by multiplying the actual quantities of such Product so purchased by the Reduced Zovirax® Price for such purchases.

“Adverse Event” shall mean any adverse event associated with the use of the Product in humans, whether or not considered drug-related, including (i) an adverse event occurring in the course of the use of the Product in professional practice, (ii) an adverse event occurring from Product overdose (whether accidental or intentional), (iii) adverse events occurring from Product abuse, or from Product withdrawal and (iv) any failure of pharmacological action, or such other definition as may from time to time be set forth in 21 C.F.R. Part 314.80.

“Affiliate” shall mean any corporation or non-corporate entity that controls, is controlled by, or is under common control with a Party. A corporation or non-corporate entity shall be regarded as in control of another corporation if (a) it owns or directly or indirectly controls at least fifty percent (50%) of the voting stock of the other corporation or, (b) in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, has the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

“Aggregate Unit Purchase Price” shall have the meaning set forth in 5.08(a).

“Agreement” shall mean this agreement, together with all appendices, exhibits and schedules attached hereto, as the same may be amended or supplemented in accordance with this Agreement.

“ANDA” shall mean an Abbreviated New Drug Application for a Product, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314 Subpart C, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a Product which are necessary for FDA approval to market a Product in the Territory.

“Annual Minimum Purchase Requirement” shall have the meaning set forth in Section 5.02(c).

“Applicable Laws” shall mean all applicable laws, ordinances, rules, regulations and guidances applicable to this Agreement or the activities contemplated hereunder, including without limitation the Federal Food, Drug and Cosmetic Act and applicable regulations, FDA-issued guidances, federal and state anti-kickback laws, privacy laws, consumer protection statutes, laws relating to sample accountability, and any requirements under any Product Registration applicable to the Products in the Territory.

“Bupropion Product” shall mean “The Product”, as such term is defined in the Development Agreement.

“Business Day” shall mean a day of the year in which banks are not required or authorized to close in Charlotte, North Carolina.

“Calendar Quarter” shall mean a period of three (3) consecutive calendar months during the Term of this Agreement ending on either March 31, June 30, September 30 or December 31.

“Calendar Year” shall mean a period of twelve (12) consecutive months commencing on January 1 and ending December 31.

“Commercially Reasonable Efforts” of a Party shall mean those efforts consistent with the exercise of prudent scientific and/or business judgment as applied to commercialization efforts for products of similar scientific and commercial potential within relevant product lines of such Party.

“Confidential Information” shall have the meaning set forth in Section 11.01(a).

“Confidentiality Agreement” shall have the meaning set forth in Section 11.01(b).

“DDMAC” shall mean FDA’s Division of Drug Marketing, Advertising and Communications.

“Delivery Date” shall have the meaning set forth in Section 5.04(b).

“Developed Cream Trade Product” shall mean a 5 gram presentation of Zovirax® Cream intended for marketing and sale in the Territory.

“Development Agreement” shall mean that certain Product Development, License and Copromotion Agreement by and between GSK and Biovail, of even date herewith.

“Development Work” shall mean any and all analytical testing, stability testing and regulatory support necessary to generate sufficient stability data for Sample Products and prepare a supplement that complies with FDA requirements and guidelines governing submissions to FDA.

“Distribution Rights Payment” shall have the meaning set forth in Section 5.01(a).

“Distributorship Commencement Date” except as otherwise provided hereinbelow, shall mean the date upon which Biovail’s rights as exclusive distributor of the Products shall commence, which date shall be January 1, 2002.

“Effective Date” shall mean the date first set forth above.

“Existing Inventory” shall mean GSK’s entire finished goods inventory of Products in the Territory as of December 15, 2001.

“Extension Period” shall mean the period commencing on January 1, 2012 and ending at 11:59 pm, PST, December 31, 2021.

“Federal Programs” shall have the meaning set forth in Section 3.12.

“FDA” shall mean the United States Food and Drug Administration, or any successor agency of the United States.

“Firm Zone” shall mean any period of time in respect of which there is a firm commitment by Biovail to purchase Product pursuant to Sections 5.03 or 5.04.

“Fixed Annual Minimum Purchase Requirement” shall have the meaning set forth in Section 5.02(c)(i).

“Generic Entry” shall mean, with respect to a Product, the first point in time during the Term, subsequent to a generic form of said Product being made commercially available by a Third Party in the Territory, at which the total number of prescriptions filled for the Product falls below {***}† of the Market Share (as defined hereinbelow) for that Product in each of three (3) consecutive calendar months.

“Good Manufacturing Practices” shall mean all current good manufacturing practices as defined under 21 U.S.C. § 351(a)(2)(B) and the FDA regulations promulgated thereunder, applicable to the Product, as in effect from time to time.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Governmental Authority” shall mean any Federal, state, local or foreign governmental authority, agency or other body.

“Gross Sales” shall mean the gross amount invoiced by a Party, ex-factory, for Products shipped and delivered to said Party’s customers.

“GSK Entities” shall mean GSK and those Affiliates of GSK that manufacture either of the Products for sale in the Territory, or distribute, sell, or market either of the Products in the Territory.

“IND” shall mean an Investigational New Drug application filed with the FDA for any Product requesting permission to perform human clinical studies in accordance with 21 C.F.R. Part 312, as the same may be amended or supplemented from time to time hereafter.

“Invoiced Amount” shall mean the aggregate invoiced purchase price payable by Biovail for all Products included in any shipment of Products to Biovail by GSK.

“Manufacturing Documentation” shall mean , with respect to the Product, any and all current validation reports, any current formulation’s manufacturing instructions, and current batch record templates, and which are specific to or otherwise used in the Secondary Manufacture of the finished form of the Products. For avoidance of doubt, it is understood and agreed that the term “Manufacturing Documentation” shall only apply to such documents as are used in, or which relate to, the finished goods manufacturing process, and shall not in any case apply to the Primary Manufacturing process or to the synthesis of any of the active drug substance in any of the Products.

“Market Share” shall mean , with respect to a Product, the aggregate total number of prescriptions filled for said Product and any generic versions of said Product made available in finished goods form in the Territory by a Third Party.

“Maximum Returns Credit Amount” shall have the meaning set forth in Section 6.05(b).

“Monthly Product Supply Schedule” shall have the meaning set forth in Section 5.03(a).

“NDA” shall mean a New Drug Application for any product, requesting permission to place a drug on the market in accordance with 21 C.F.R. Part 314, and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning a product which are necessary for FDA approval to market a product in the Territory.

“NDC” shall mean National Drug Code.

“Net Wholesale Price” shall mean the gross list price published by Biovail, ex-factory, to its wholesale customers for a Product.

“New Products” shall mean the Developed Cream Trade Product and the Zovirax® Cream Sample Products.

“NOV” shall mean an FDA Notice of Violation or “untitled” letter.

“Order Quantities” shall have the meaning set forth in Section 5.05.

“Party” shall mean GSK or Biovail and, when used in the plural, shall mean GSK and Biovail.

“Patent” shall mean the Mac-P formulation patent for Zovirax® Cream, United States Patent #4,963,555.

“Person” shall mean any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership, limited liability company, or other business entity, or any government or any agency or political subdivision thereof.

“Phase IV Clinical Study” shall mean the NDA post-approval clinical study to be conducted by GSK, as required by FDA, for Zovirax® Cream in pediatric patients ages six (6) through twelve (12).

“Primary Manufacture” or Primary Manufacturing” shall mean the process used in the manufacture of an active drug substance (including, but not limited to, the synthesis thereof), the result or product of which will be used in Secondary Manufacturing of a pharmaceutical product.

“Product” shall mean Zovirax® Ointment or Zovirax® Cream; “Products” shall mean Zovirax® Ointment and Zovirax® Cream; each in the presentations and formulations in finished product form, as described on Exhibit 1.01A, or as developed by GSK under the terms of this Agreement.

“Product Registrations” shall mean the approvals or registrations for a Product which have been received by GSK in the Territory, including without limitation each IND, Drug Master File (DMF), NDA and ANDA for the Product, as applicable.

“Promotional Spend Requirement” shall have the meaning set forth in Section 3.14.

“Promotional Support” shall mean personal field selling of Products to healthcare professionals, Product advertising directed to healthcare professionals and to consumers directly, educational programs for healthcare professionals and sales training for sales representatives and managers, and all of the activities identified in Section 3.02(d) and shall expressly exclude; (i) general and administrative expenses attributable to the foregoing and (ii) expenses incurred in the sampling of the Products.

“Purchase Order” shall have the meaning set forth in Section 5.03(a).

“Purchase Price” shall have the meaning set forth in Section 5.08(a).

“Recall” shall have the meaning set forth in Section 6.06.

“Reduced Zovirax® Price” shall mean , for each Zovirax® Product, is {***}† of that Product’s Net Wholesale Price.

“Sachet Sample” shall mean the 0.9 gram presentation of Zovirax® Ointment or the 0.9 gram presentation of Zovirax® Cream, not intended or approved for commercial sale, but intended and approved for use exclusively in the detailing and promotion of the Product.

“Sachet Sample Availability Date” shall mean the date upon which the Sachet Sample for Zovirax® Cream or Zovirax® Ointment, as appropriate, becomes commercially available for shipment to Biovail.

“Sample Products” shall mean the Sachet Samples and the Tube Samples.

“Secondary Manufacture” or “Secondary Manufacturing” shall mean the manufacturing and packaging process used in formulating the active drug substance and all excipients into a final dosage form of a pharmaceutical product.

“Serious Adverse Event” shall mean an Adverse Event that is fatal, life-threatening, persistently or significantly disabling or incapacitating, results in new or prolonged in-patient hospitalization, or is a congenital anomaly, or such other definition as may be provided from time to time in 21 C.F.R. Part 312.32(a). As permitted under 21 C.F.R. Part 312.32(a), important medical events that may not result in death, be life-threatening or require hospitalization may be considered Serious Adverse Events when, based upon appropriate medical judgment, they may jeopardize the patient or subject and may require medical or surgical intervention to prevent one of the outcomes listed in this definition.

“Supplemental Allowance Payment” shall mean each payment of eleven million, two hundred and fifty thousand U.S. dollars (US $11,250,000) to be made by Biovail to GSK on the March 31 of each of the Calendar Years of 2004, 2005, 2006 and 2007, respectively, pursuant to Section 5.01(e)).

“Term” or “Term of this Agreement” shall mean the period, which commenced on the Original Agreement Effective Date and ends on expiry of the Extension Period, unless sooner terminated as provided herein.

“Territory” shall mean the United States of America and Puerto Rico, but excluding all other United States territories and possessions.

“Third Party” shall mean any Person who or which is neither a Party nor an Affiliate of a Party.

“To The Knowledge Of” a specified entity or any similar term shall mean to the actual knowledge of the officers of the specified entity having operating responsibility for the business of such entity.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

“Trademarks” shall mean the trademarks registered by GSK or its Affiliates for the marketing of the Product in all or any part of the Territory, as more fully set forth on Exhibit 1.01 B attached hereto. For sake of clarity and avoidance of doubt, the Trademarks do not include any of the names (or variants thereof) of Glaxo Wellcome Inc., Glaxo Wellcome plc, SmithKline Beecham Corporation, Glaxo SmithKline or any of their respective Affiliates, or any marks customarily associated with such names.

“Tube Sample” shall mean either the 1.5 gram tube presentation of Zovirax® Ointment or the 0.8 gram tube presentation of Zovirax® Cream not intended or approved for commercial sale, but intended and approved for use exclusively in the detailing and promotion of the Product

“Variable Additional Rights Payment” shall have the meaning set forth in Section 5.01(b)(ii).

“Variable Annual Minimum Purchase Requirement” and “Variable Annual Minimum Purchase Requirements” shall have the meaning set forth in Section 5.02(c)(ii).

“Wellbutrin® XL” shall mean any once daily formulation of buproprion hydrochloride.

“Zovirax® Cream” shall mean 5% acyclovir in a prescription modified aqueous cream formulation.

“Zovirax® Cream NDA” shall have the meaning set forth in Section 4.05.

“Zovirax® Cream Sample Product” shall mean the Sachet Sample of Zovirax® Cream and the Tube Sample of Zovirax® Cream.

“Zovirax® Ointment” shall mean 5% acyclovir in a prescription ointment formulation.

“Zovirax® Price Allowance” shall mean the sum of:

(i)                                     {***}† plus

(ii)                                  the amount of each Supplemental Allowance Payment made by Biovail to GSK; minus

(iii)                               the aggregate value of Product purchased by Biovail at the {***}† calculated by multiplying the actual quantities of such Product so purchased by the {***}† for such purchases.

1.02         Terms Generally.  All references herein to Articles, Sections, paragraphs, clauses, Exhibits and Schedules shall be deemed references to Articles, Sections, paragraphs and clauses of this Agreement and Exhibits and Schedules to this Agreement unless the context shall otherwise require.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 2.

APPOINTMENT OF DISTRIBUTOR; RIGHTS AND LIMITATIONS

2.01         Grant of Exclusive Rx Distribution Rights.

(a)           Subject to the terms and conditions of this Agreement, GSK appoints Biovail as GSK’s exclusive distributor of the Products as prescription drugs in the Territory, and in connection therewith, grants to Biovail the exclusive right to market, promote, advertise, detail, sell and distribute the Products as prescription drugs in the Territory. The appointment made in the preceding sentence shall commence as of the Distributorship Commencement Date and shall continue until the expiration or termination of the Term and, unless otherwise renewed in accordance with the terms hereinbelow, shall not survive past the termination or expiration of the Term. The foregoing notwithstanding, the Parties hereby acknowledge and agree that with respect to Zovirax® Cream only, the distributorship rights granted to Biovail under this Section 2.01(a) shall not be effective until the effective date of approval of the Zovirax® Cream NDA by the FDA.

(b)           GSK shall retain the right to ship the Products through its distribution channels in the Territory if such shipment is solely in connection with providing Products to GSK Affiliates for sale outside the Territory.

(c)           Biovail may assign, sub-license, sub-contract or delegate to any Biovail Affiliate all or part of the rights and obligations of Biovail under this Agreement but no such assignment, sub-licensing, sub-contracting or delegation shall relieve Biovail of its liabilities or obligations to GSK under this Agreement. GSK acknowledges that the promotional, marketing and, selling activities that Biovail is obligated and/or authorized to perform in the Territory shall be performed by an Affiliate of Biovail in strict compliance with the terms of this Agreement. Biovail expressly acknowledges and agrees that Biovail shall remain fully and unconditionally obligated and responsible for the full and complete performance of all Biovail obligations under the terms and conditions of this Agreement.

2.02         Territorial Limitation.  Biovail shall restrict its marketing, promotion, advertising, selling, detailing and distribution of the Products solely to the prescription drug market in the Territory, and Biovail shall not sell or distribute the Products outside the Territory, and, other than sales of Products to the United States government for subsequent resale on United States military bases abroad, Biovail shall not knowingly self Products, directly or indirectly to any Third Party in the Territory for resale outside the Territory.

2.03         Restriction on Sub-Distributors.  Without the prior written consent of GSK, Biovail shall not grant to any Third Party any rights to market, promote, advertise, or distribute the Product, and shall not enter into any agreement or arrangement with any Third Party with respect to promoting or co-promoting the Product The foregoing notwithstanding, for the Calendar Years 2002 through 2004 Biovail may employ the services of a Third Party in the detailing of the Products to healthcare professionals in the Territory, so long as any sales representative deployed by such Third Party for Biovail for such purpose shall at such time only detail Biovail products and the Products to healthcare professionals in the Territory. Nothing in the foregoing restricts the ability of Biovail to enter into any agreements for the receiving, warehousing and shipping of the Products for Biovail, or under which agreements a Third Party will accept orders, generate invoices and collect and manage receivables with respect to Biovail’s sales of the Products and Biovail’s use of any Third Party in compliance with this Agreement for such functions is not a violation of the terms of this Agreement.

2.04         Approval of Reliant.  Notwithstanding the provisions of Section 2.03 GSK hereby consents to the granting by Biovail of co-promotion rights to Reliant Pharmaceuticals, LLC a limited liability company with offices at 110 Allen Road, Liberty Corner, NJ 07938 (“Reliant”) pursuant to Section 2.03 of the Distribution Agreement, provided that:

(a)           The consent granted in this section is limited to Reliant only.

(b)           The consent granted in this Section shall become effective upon February , 2003 and shall remain in effect for a period of one (1) Calendar Year, and may be renewed for additional one (1) year periods by mutual written agreement of the Parties.

(c)           Biovail acknowledges and agrees that despite GSK’s consent granted in Section 1 above, Biovail remains obligated to perform all terms, obligations, covenants and agreement ascribed to it in the Distribution Agreement.

(d)           Biovail acknowledges and agrees that its indemnification obligations provided in Section 9.02 of the Distribution Agreement will be expanded to also include any GSK Claim that arises out of, or is the result of, any act or omission by Reliant in connection with the Product.

2.05         Reservation of OTC Rights.  Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and agree that no rights are conveyed to Biovail under this Agreement with respect to distributing, marketing, selling or promoting either of the Products as non-prescription drugs in the over-the-counter market during the Term of this Agreement, and Biovail further agrees that neither it nor any of its Affiliates shall engage in any marketing, promotion, advertisement, sale or distribution of any Product in the non-prescription over-the-counter market during the term of this Agreement.

2.06         Compliance with Product Registration; Resale in Same Packaging.  Biovail shall not at any time do, cause to be done or permit any act on its part, or that of its employees or agents, inconsistent with the Product Registration for any Product in the Territory. In the event that any filings are required to be made with, or approvals required to be obtained from, applicable regulatory authorities in order to sell a Product to Biovail or for Biovail to initiate distribution, marketing, sale or promotion of a Product in the Territory, the Parties shall cooperate fully to ensure that such filings and approvals are obtained or made as expeditiously as reasonably practicable. Except as otherwise set forth in Section 3.03(e) Biovail shall not alter in any manner any Product or its packaging as sold to it by GSK hereunder and shall resell the Product without alteration in the form sold to it by GSK.

2.07         No Ownership Rights Conveyed on Effective Date.  Except for Biovail’s right to use the Trademarks pursuant to Section 3.03 hereof, no right or license under any Trademark, or under any patent rights or know-how owned or controlled by GSK or any of its Affiliates to make or have made any Product is granted to Biovail under this Agreement. Without limiting the foregoing, the Parties acknowledge and agree that nothing in this Agreement shall grant to Biovail any right or interest in any new Product, dosage forms, or other presentations at any time derived or developed by GSK in connection with the Product.

2.08         No Restriction on GSK Business.  Nothing in this Agreement is intended to limit or restrict GSK or its Affiliates in any way, expressly or implicitly, from distributing, marketing, selling or promoting any topical product containing an active drug substance other than acyclovir that is competitive with either of the Products, provided that GSK notifies Biovail of the launch of any such competing product, and does not identify said competing product by any trademark substantially similar to or easily confused with the Trademarks. Further, nothing in this Agreement is intended to limit or restrict GSK or its Affiliates in any way, expressly or implicitly, from developing or manufacturing any product that is competitive with either of the Products, including without limitation any product containing any of the chemical compounds present in either of the Products for commercial sale as an over-the-counter product. The foregoing notwithstanding, during the Term of this Agreement GSK will not make available in the Territory any non-prescription over-the-counter versions of a Product prior to there being made commercially available by Third Parties for delivery in the Territory two (2) generic forms of said Product in finished goods form.

2.09         Development Rights and Obligations.  Biovail acknowledges and agrees that nothing in this Agreement shall grant to Biovail any right or interest in any new formulations, indications, dosages, forms of administration or other presentations of the Products, and Biovail further acknowledges that the distribution rights granted herein relate only to the Products set forth on Exhibit 1.01A.

2.10         No Restriction on Biovail Business.  Nothing in this Agreement is intended to limit or restrict Biovail or its Affiliates in any way, expressly or implicitly, from distributing, marketing, selling or promoting during the Term any product containing an active drug substance other than acyclovir that is competitive with the Product. Further, nothing in this Agreement is intended to limit or restrict Biovail or its Affiliates in any way, expressly or implicitly, from developing during the Term of this Agreement any product that is competitive with the Products, including without limitation any product containing any of the chemical compounds present in the Products, for commercial sale following expiration of the Term. If during the Term of this Agreement either party or an Affiliate of either Party shall make, manufacture, sell or supply a generic version of a Product in the Territory then such Party shall, for the balance of the Term of this Agreement pay to the other party {***}† of all compensation received by said party for such generic version of the Product.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

ARTICLE 3.

BIOVAIL RESPONSABILITES

3.01         Distribution Diligence.

(a)           In fulfillment of its obligations under this Agreement, during the Term Biovail shall:

(i)                                     maintain and provide at its expense suitable storage and handling in accordance with the labeling of each Product, and other appropriate facilities and services in compliance with Good Manufacturing Practices, as needed for the storage and continuous sale and distribution of the Products and Sample Product within the Territory;

(ii)                                  maintain levels of inventory of each Product no greater than is reasonable and consistent with customary industry practice and Biovail’s historical sales patterns of the products to its customers;

(iii)                               provide, at its expense, an adequate Product traceability system reasonably satisfactory to GSK;

(iv)                              ensure that all sales force personnel only promote the Products in manner that is consistent with the Product’s applicable Product Registration and labeling and that is permitted by Applicable Laws.  If Biovail becomes aware of any such activity in contravention of the immediately foregoing standards, Biovail shall take prompt affirmative action to ensure that such activity shall cease, and take addition remedial action to advise its sales personnel concerning the activities described in this subsection;

(v)                                 use Commercially Reasonable Efforts not to take any action which constitutes a violation of Applicable Laws or breach of this Agreement and would have a material adverse impact on:

(a)                                  the commercialization of the Products in the Territory; or

(b)                                 the then existing business of GSK, its Affiliates and licensees with respect to the Products outside of the Territory;

(vi)                              obtain, as soon as reasonably practicable following the Effective Date, at Biovail’s sole and exclusive expense, any and all requisite NDCs in Biovail’s name for the Products, and obtain any and all governmental approvals as are required for Biovail to fulfill its obligations hereunder, and in conjunction with Biovail, GSK shall cause the NDC number obtained by Biovail to appear on all Products (other than Products consisting of current inventory of finished goods) sold by GSK to Biovail as soon as reasonably practicable;

(vii)                           maintain the availability of the current package inserts with respect to the Products on any website maintained by Biovail or its Affiliates, and at such other locations where Biovail or its Affiliates make information regarding the Product available;

(viii)                        sell, market, detail, promote, advertise and distribute the Products in a manner that will not have a material adverse effect on the Products;

3.02         Promotional Materials and Activities.

(a)           Subject to the provisions of Section 3.02(b) below, Biovail shall be solely responsible, at its sole expense and under its sole control for conducting all promotional activities and for designing, preparing and distributing all materials, advertisements and activities used in the promotion, advertising and marketing of the Products within the Territory. Biovail shall ensure that all materials, advertisements and promotional activities comply with, and Biovail shall be solely responsible and liable for any failure of such materials and activities to comply with, the applicable labeling and Product Registration for a given Product and with Applicable Laws and regulations, notwithstanding any prior review or approval of such materials or activities by GSK and notwithstanding that such materials or activities may have been previously reviewed, used or conducted by GSK. Biovail shall be solely responsible for fulfilling regulatory requirements pertaining to its promotional materials and activities, including, without limitation, sole responsibility for submitting to FDA all promotional and advertising materials prepared by or for Biovail at the time of initial dissemination, by way of a Form FDA-2253, consistent with 21 C.F.R. Part 314.81. To this effect, GSK shall, upon the Effective Date, or as soon thereafter as is reasonably practicable, place a letter on file with DDMAC with respect to the Products advising DDMAC that Biovail shall be the sole marketer and promoter of the Products and requesting that DDMAC address regulatory inquiries and concerns regarding Biovail’s promotional activities solely with Biovail. Biovail shall promptly, but in no event less than twenty-four (24) hours provide a copy to GSK of any correspondence from a government agency including, but not limited to, the FDA, reflecting any purported legal or regulatory violations or legal or regulatory action being considered or taken by such government agency, including without limitation, copies of FDA NOV’s and Warning Letters. Unless otherwise required, Biovail shall not provide GSK with copies of any promotional materials or advertising or notify GSK of any promotional activities unless pursuant to a written request by GSK. Biovail shall absorb and be solely responsible for any and all lost profits, lost revenues, damages, losses, expenses and costs incurred by Biovail, its Affiliates, and any contract sales organization (“CSO”) retained by Biovail pursuant to the terms of this Agreement, arising from the failure of any promotional materials or advertising used, or activities conducted by, Biovail to comply with the applicable labeling, the Product Registrations and/or with Applicable Laws. Without limiting the rights GSK may have under the indemnification provisions of this Agreement, Biovail shall promptly reimburse GSK and its Affiliates for any and all damages, losses, expenses and costs suffered or incurred by GSK and its Affiliates arising from (i) the failure of any promotional materials or advertising used or activities conducted by Biovail to comply with the applicable labeling, the applicable Product Registrations, Applicable Laws, and/or any comments, guidance or direction given by FDA or DDMAC in the Pre-Clearance Process pursuant to Section 3.02(b)(ii) or (ii) the failure of Biovail or its representatives or any CSO selected pursuant to the terms of this Agreement to promote the Products in compliance with the applicable labeling, the applicable Product Registrations and/or with Applicable Laws. For purposes of the preceding sentence, it is understood and agreed that the losses, expenses and costs incurred by GSK shall include, without limitation, the losses, expenses and costs incurred by GSK to mitigate or limit the effect or impact of (i) or (ii) above, on GSK and its Affiliates products or corporate image (including, but not limited to, the costs of any remedial action undertaken by GSK to communicate with physicians or customers (including, but not limited to so-called “dear doctor letters”).

(b)

(i)                                     If Biovail (or GSK) shall receive a Warning Letter from FDA which relates to marketing, promotion, advertisement, sale or distribution of the Products after the Distributorship Commencement Date, or Biovail (or GSK) shall receive two (2) NOV’s from the FDA which relate to marketing, promotion, advertisement, sale or distribution of the Products after the Distributorship Commencement Date, GSK shall have the right to call, and Biovail shall participate/or attend at their own expense, a meeting of Biovail (which shall include senior level marketing and sales management of Biovail) and GSK, to be held in Research Triangle Park, N.C. The purpose of such meeting shall be to discuss the promotional pieces or practices which led to the issuance of the Warning Letter or the NOV’s, as the case may be, and to discuss appropriate corrective or remedial measures to Biovail’s promotional review process. Subsequent to any such meeting or in lieu of such meeting (if such meeting is not held as a result of the mutual agreement of the Parties or as a result of Biovail’s failure or refusal to attend), GSK may, in its sole and absolute discretion, at any time after the issuance of a Warning Letter or a second NOV from FDA related to the Products after the Distributorship Commencement Date, decide to invoke the promotional review procedures set forth in Section 3.02(b)(ii) below by sending written notice thereof to Biovail (hereinafter, a “Promotional Review Notice”).

(ii)                                  In the event that GSK sends a Promotional Review Notice to Biovail, Biovail shall comply with the procedures set forth in this Section 3.02(b)(ii). Biovail shall ensure that all marketing and advertising materials and activities comply with the applicable labeling and the applicable Product Registration for a given Product and with Applicable Laws, including, without limitation, addressing any concerns which were the subject of such FDA letter(s). For a period of twelve (12) months after the Promotional Review Notice (the “Pre-Clearance Period”), Biovail shall submit all of the following for review and approval by DDMAC (the “Pre-Clearance Process”) prior to use or dissemination; any and all marketing, advertising, promotional and related materials and activities (including, without limitation, detail aids, letters, brochures, reprints and other printed materials shown to or left with healthcare providers, letters, brochures and other printed materials intended for consumers, website content, materials for use in promotional programs, and any print, television, radio, and other media advertising materials intended for healthcare providers or consumers), labeling, press materials, updates and corrections to the Physicians Desk Reference with respect to the Products, speaker training materials (including slides and slide kits), sales training materials and other materials and communications originating from home offices, regional offices, local offices or hub offices and sent to the sales force regarding promotional messages or strategies for the Products. Biovail shall not use any materials or make any claims in advertising, promoting or selling the Products which have not gone through the Pre-Clearance Process and received specific and entire written approval by DDMAC; provided, however, that in the case of materials not accepted for review by DDMAC, Biovail shall ensure that all such materials and the claims and promotional messages therein; (a) are consistent with the materials and claims that have gone through the Pre-Clearance Process and received written approval by DDMAC and (b) comply with all comments, direction and guidance given by DDMAC during the Pre-Clearance Period. Biovail shall ensure that all promotional programs and activities of all sales representatives promoting the Products comply with any and all comments, direction or guidance given by DDMAC during the Pre-Clearance Period. Upon expiration of the Pre-Clearance Period, Biovail shall continue to promote, detail, sell and advertise the Products in a manner consistent with, and in full compliance with, all comments, directions and guidance received from DDMAC. Biovail shall be solely responsible for submitting all promotional and advertising materials prepared by or for it to the FDA by way of a Form 2253 or otherwise. GSK shall have the right to immediately terminate this Agreement if; (i) Biovail shall fail to fully comply with the requirements of this Section 3.02(b)(ii) or (iii) FDA issues a Warning Letter or NOV with respect to a Product at any time during or after the Pre-Clearance Period.

(c)           Biovail and GSK acknowledge that GSK has never promoted Zovirax® Cream in the Territory, and the Parties further acknowledge that GSK is not currently actively promoting Zovirax® Ointment in the Territory and has not done so for several years. Thus, GSK does not have current materials designed for advertising or promoting the Products in the Territory. GSK shall provide Biovail with copies of any advertising, promotional or training materials in its possession and previously used by GSK relating to the Products, and shall permit Biovail, subject to compliance by Biovail with Applicable Laws, to update, adapt and use such materials in the Territory in developing new promotional materials (subject to any copyrights or other rights reserved to GSK, its Affiliates and to Third Parties in such materials). GSK reserves and retains title and all rights, including copyright rights, in and to all written, visual and electronic works and other materials (including without limitation training materials, promotion materials, brochures and other detail literature) provided by it to Biovail under this Agreement. Subject to the foregoing, Biovail is granted the nonexclusive right under this Section to use, copy, modify, and distribute such materials only for the purposes of this Agreement and in furtherance of the rights granted to Biovail hereunder, for the applicable Term for a given Product to which such works and materials relate. Biovail shall ensure that all copyright notices and this permission notice appear on all copies of the written materials provided by GSK and all adaptations and derivative works thereof. Any and all new promotional material developed by Biovail, including that which adapts or utilizes materials supplied to Biovail by GSK, shall be filed with FDA at the time of initial dissemination via Form FDA-2253.

(d)           Biovail shall have strategic responsibility and sole authority and responsibility, at its sole expense, for conducting independent and non-independent symposia, speaker training and engagement programs, advisory board meetings and other consulting arrangements, scientific exhibits and other types of scientific exchange, and other such events or programs as needed with respect to the Products within the Territory; provided, however, that any and all such events and programs must comply in all respects with Applicable Laws and relevant FDA policies, including without limitation, the FDA’s Guidance on Industry-Supported Educational and Scientific Activities.

3.03         Use of Trademarks; Trade Dress.  During the Term of this Agreement, and subject to the terms and conditions of this Agreement:

(a)           Biovail shall use the Trademarks, on a royalty-free basis, to promote, market, sell and distribute the Products within the Territory. Biovail shall not identify the Products by any designation other than the Trademarks for the Products. With respect to all Products which bears Biovail’s NDC codes as provided in Sections 3.01(b)(iv) and 4.02(d), Biovail shall be identified as the distributor of such Products on the Product label as the same may be required and specified under Applicable Law, or if Applicable Law does not specify how the distributor shall be indicated on a Product’s label, then as determined (including without limitation as to size and placement) by GSK in consultation with Biovail. The use of the Trademarks by Biovail shall be expressly subject to subparagraph (c) below.

(b)           Biovail shall permit duly authorized representatives of GSK to inspect, on the premises of Biovail or its subcontractors and agents, at reasonable times during normal business hours and upon not less than ten (10) days prior written notice, Product inventory, Biovail’s quality control records, and Biovail’s facilities used in or relating to the storage, distribution or sale of the Products to ensure compliance with quality control standards and with applicable terms of this Agreement pertaining to the use of the Trademarks.

(c)           Whenever Biovail uses the Trademarks in advertising or in any other manner in connection with the Products, Biovail shall clearly indicate that the Trademarks are owned by the GlaxoSmithKline group of companies. When using the Trademarks under this Agreement, Biovail shall comply with all Applicable Laws pertaining to the Trademarks in force at any time in the Territory. During the Term of this Agreement, Biovail shall provide GSK with copies of such foregoing material on a periodic basis, as requested by GSK, for approval of the use of the Trademarks by Biovail. Biovail shall promptly take any and all actions directed by GSK with respect to maintaining the value of the Trademarks and to assure compliance with the provisions of this Section 3.03.

(d)           Biovail acknowledges and agrees that GSK and or its Affiliates, is, and will remain the owner of the Trademarks. Biovail shall not at any time do, cause to be done, or permit any of its employees, agents, contractors and subcontractors to commit any act inconsistent with, contesting or in any way impairing, or tending to impair, such ownership. Biovail agrees that all use of the Trademarks by Biovail shall inure to the benefit of and be on behalf of GSK and/or its Affiliates. Biovail acknowledges that nothing in this Agreement shall give Biovail any right, title or interest in the Trademarks other than the right to use the Trademarks within the Territory in accordance with this Agreement. Biovail agrees that it will not challenge GSK’s or its Affiliates’ title to, or ownership of, the Trademarks, or attack or contest the validity of the Trademarks. All goodwill accruing to the Trademarks as a result of the use of the Trademarks in the performance of this Agreement shall belong solely to GSK and/or its Affiliates. In the event that Biovail acquires any rights in the Trademarks in connection with Biovail’s activities pursuant to this Agreement, Biovail shall assign, and hereby does assign, to GSK and/or its Affiliates all such rights, including any related goodwill.

(e)           Until such time as the Bupropion Product shall be launched in the Territory, the trade dress of the Products will remain unchanged, with the exception of the appearance of Biovail’s NDC number and labeler code and Biovail’s name, address and telephone number as distributor, on Product packaging, provided that the foregoing shall not be included on Product packaging until such time as GSK has fully exhausted all packaging and components in GSK’s inventory on the Distributorship Commencement Date. Subsequent to the launch of the Bupropion Product in the Territory, Biovail may elect to use its own trade dress with respect to the Product; provided, however, that GSK shall at all times have the rights of review and final approval of Biovail trade dress for the purposes of trademark integrity. Except to the extent required by Applicable Laws or Governmental Authority, Biovail may make no more than an aggregate total of two (2) changes per Calendar Year to the trade dress of the Products which changes shall be limited to changes in color, graphics and text of Product packaging.

3.04         Trademark Infringement by Third Parties.  If either Party becomes aware that a Third Party is infringing any Trademark used in connection with the Product, such Party shall give written notice to the other Party describing in detail the nature of such infringement. GSK and its Affiliates shall have the sole right, but not the obligation, to enforce any such Trademarks against such Third Party infringer to the extent deemed necessary or appropriate by GSK or its Affiliates, in their reasonable discretion, and to settle or compromise any such possible infringement by taking such action as GSK or its Affiliates may determine in their sole and absolute discretion; provided, however, that GSK shall not settle any such potential infringement in a manner that materially adversely affects the rights granted to Biovail hereunder, except with Biovail’s prior written consent (which consent shall not be unreasonably withheld). Biovail shall provide GSK all reasonable assistance (including, without limitation, making documents and records available for review and copying, and making persons within its control available for pertinent testimony), at GSK’s expense, in such enforcement.

3.05         Administrative Functions; Third Party Contracts.

(a)           Effective as of the Distributorship Commencement Date, GSK will, on behalf of Biovail, as provided in this Section 3.06 and Section 6.05 at GSK’s own expense, process, administer and provide reasonable support: (i) with respect to rebates arising solely with respect to the Products dispensed for Medicaid bearing GSK’s NDCs, and (ii) until December 31, 2002 with respect to returns of Products bearing GSK’s NDCs. Any and all payments due and owing from Biovail to GSK under this Section 3.05(a) shall be payable by Biovail by not later than forty-five (45) days after Biovail’s receipt of a detailed invoice therefor, and shall be made in accordance with the terms of Article 7 hereinbelow. GSK’s processing of rebates and return credits attributable to the Product on Biovail’s behalf shall conform to GSK’s administrative processes and systems currently applicable to GSK’s processing of rebates and return credits on its own account.

Effective on the Distributorship Commencement Date, and effective at all times thereafter during the Term of this Agreement, GSK shall have no responsibility for the administration of, or other subsequent support for, chargebacks, rebates, administrative service fees and other operational activities with respect to the Products, except as otherwise provided in Sections 3.06 and 6.05.

(b)           Commencing as of 12:01 am. on December 25, 2001, and continuing thereafter until the earlier of the termination or expiration of this Agreement, GSK shall not accept orders for the Product within the Territory from wholesalers or other direct purchasers, and will inform such current and potential direct-purchase customers for the Product that the Product must be ordered from Biovail, using such ordering information and requirements as Biovail may specify.

(c)           GSK shall use its best efforts to notify all Third Party contract customers and all appropriate government agencies of the foregoing arrangement.

(d)           The parties acknowledge that it is Biovail’s intention to enter into, administer and be bound by its own Third Party contracts on such terms as Biovail shall negotiate with Third Party customers.

3.06         Rebates for Products.  GSK shall be responsible for processing all Medicaid rebates for Products bearing GSK’s NDCs through December 31, 2002. The foregoing notwithstanding, Biovail shall reimburse GSK for all rebates GSK pays on Biovail’s behalf for product dispensed on or after the Distributorship Commencement Date for purposes of rebates for outpatient Medicaid utilization, such date of dispensing shall be deemed to be the date as submitted by the respective states or the District of Columbia.

Any and all payments due and owing under this Section 3.06 shall be paid in accordance with the terms of Article 7 by not later than forty-five (45) days following Biovail’s receipt of GSK’s invoice therefor, which invoice shall include reasonable supporting documentation and shall specify: (i) each rebate program to which the rebate is paid, (ii) the period covered by the payment, and (iii) the specific amount of the rebate paid to any such program. Biovail may, from time to time upon reasonable notice and request to GSK, audit rebates charged to it by GSK, and GSK shall reasonably cooperate with any such audit or inquiry by Biovail with respect to the amount or validity of any rebate, subject to any confidentiality obligations to which GSK is subjected.  The foregoing provisions notwithstanding, Biovail shall at all times have sole and exclusive responsibility for the processing and payment of any and all rebates arising from or with respect to Product bearing Biovail’s NDC numbers.

3.07         Medicaid Information.  With respect to any Product sold by Biovail after the Distributorship Commencement Date which bears an NDC number of GSK or any of its Affiliates, Biovail will deliver to GSK, within fifteen (15) days after the end of each Calendar Quarter, the following information: (a) the “best price” (as defined under the Social Security Act, 42 U.S.C. §1396r-8(c)(1)(C) for each Product identified by NDC number, and (b) the “average manufacturer price” (as defined under the Social Security Act, 42 U.S.C. §1396r-8(k)(1)) and the number of sales units and dollars for each Product, each identified by NDC number. Biovail agrees to provide to GSK any additional data or other information regarding sales or pricing of the Product by Biovail which GSK requests as necessary for the calculation of the rebates contemplated in Section 3.06 above. Biovail agrees that GSK may use all information described in this Section 3.07 in GSK’s reporting to the Health Care Financing Administration. GSK shall provide to Biovail the base date average manufacturer price and any assumptions with respect to the calculation thereof for the Products.

3.08         Shipping and Distribution Obligations.  From and after the Distributorship Commencement Date, Biovail shall have the sole and exclusive responsibility, at its sole cost and expense, for (i) shipping and distribution of the Products to its customers, (ii) warehousing of Products, (iii) invoicing and billing of purchasers of the Products, (iv) order confirmation (if any) in accordance with Biovail’s customary practices, and (v) the collection of receivables resulting from sales of the Products. Biovail agrees and confirms that no Product will be shipped, sold, distributed or released prior to receipt of a certificate of analysis for said Product as required under Section 6.02 hereinbelow.

3.09         Pricing.  From and after the Distributorship Commencement Date, Biovail shall have the sole authority to determine the prices of Products sold by it during the Term and to establish its own pricing policy for the Products within the Territory, including price increases or decreases and the timing thereof as determined by Biovail. Biovail will provide not less than five (5) days notice of any such price changes.

3.10         Puerto Rico Sales Information.  From and after the Distributorship Commencement Date, Biovail shall by the twentieth (20th) day of each Calendar Month provide to GSK the total units sold and Gross Sales of each Product to Biovail’s customers in Puerto Rico during the immediately preceding Calendar Month.

3.11         Sample Accountability.  Biovail shall cause, and shall maintain written procedures to ensure that, all of its sales representatives (and those of any CSO utilized by Biovail) comply with all Applicable Laws relating to the distribution of, and accountability for, Sample Products, including but not limited to the Prescription Drug Marketing Act (“PDMA”). Biovail shall notify GSK within forty-eight (48) hours of learning of any instances of theft or significant loss, or upon Biovail having reason to believe there has been a diversion or falsification of a sample record, or other instances of non-compliance with the PDMA and Applicable Laws regarding Sample Products. Any and all records, reports or other documentation with respect to Sample Products generated from compliance reports, sample accountability cards and the like produced by Biovail shall be maintained by Biovail for a period of not less than three (3) years.  Biovail agrees to fully cooperate with GSK in the production and delivery of any such documentation as may be requested or required by FDA and/or any other Governmental Authority.

3.12         Federal Government Pricing Programs.  Promptly after the Distributorship Commencement Date, GSK shall notify the Health Care Financing Administration, the United States Department of Defense, the Office of Drug Pricing and the Veteran’s Affairs National Acquisition Center (the foregoing being hereinafter collectively referred to as the “Federal Programs”) of Biovail’s distribution rights with respect to the Products, and that as of the Distributorship Commencement Date that GSK will no longer support or sell the Products under any contracts in place with said Federal Programs. Biovail shall establish its own contractual relationships with the Federal Programs as soon as commercially reasonable.

3.13         Sales Force.

(a)           Biovail shall be solely responsible for the costs and expenses of establishing and maintaining its sales force and marketing functions for the Products, and for conducting its other activities under this Agreement, and, subject to the foregoing, shall have sole authority to control its sales force and direct the activities of its sales force.

(b)           All members of Biovail’s sales force (including management and representatives), and CSO sales force personnel, if any, shall complete a Product-related training program conducted by Biovail at its cost and expense. In connection with Biovail’s Product-related training program, GSK shall, to the extent available and in GSK’s possession provide Biovail with copies of any training materials previously used in training sales representatives in the Territory on Zovirax® Ointment, to the extent such materials are existing and available. Biovail shall have the sole responsibility for updating any such materials and for preparing additional and new materials for the Products for sales training purposes as needed. Ongoing training of Biovail’s sales representatives and other personnel shall be the responsibility of Biovail at its cost and expense. The contents of any training provided by Biovail that relates to the Products shall be developed and coordinated by Biovail, and Biovail shall be solely responsible for training its sales force (including management and sales representatives) and CSO sales force personnel, if any, with regard to Applicable Laws and directing such sales force and sales force personnel to be compliant with Applicable Laws, regardless or whether Biovail utilized GSK provided materials for training.

3.14         Promotional Spend Requirement.  In each Calendar Year during the Term of this Agreement, Biovail shall, commit, allocate and spend, at a minimum funds in the amounts set forth below for Promotional Support for each Product (each a “Promotional Spend Requirement, collectively the “Promotional Spend Requirements”):

(i)                                     Calendar Years {***}† — {***}† of Gross Sales of each Product during the immediately preceding Calendar Year;

(ii)                                  Calendar Years {***}† — {***}† of Gross Sales of each Product during the immediately preceding Calendar Year; and

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii)                             Calendar Years {***}† — {***}† of Gross Sales of each Product during the immediately preceding Calendar Year.

In the event of Generic Entry with respect to a Product, the Promotional Spend Requirement for that Product for the period of {***}† calendar months following the date of Generic Entry shall be {***}† of the then applicable percentage rates set forth immediately above, and, upon expiration of said {***}† month period, shall thereafter be zero.

In each Calendar Year, Biovail shall allocate not less than {***}† of the applicable Promotional Spend Requirement to personal field selling activities for the Products in the Territory.

ARTICLE 4.

GSK RESPONSIBILITIES

4.01                           Supply of Product.  In order to ensure the quality of the Products to be sold by Biovail under the Trademarks, Biovail shall purchase exclusively from GSK, and GSK shall supply to Biovail, pursuant to Articles 5 and 6 hereof, and subject to the other terms and conditions as set forth in this Agreement, Biovail’s entire requirements of the Products for marketing, sale and distribution by Biovail in the Territory during the Term. It is expressly acknowledged and agreed by Biovail that GSK’s obligation to supply Zovirax® Cream under this Section 4.01 shall not become effective until sixty (60) days following FDA’s approval of Zovirax® Cream NDA.

4.02                           Retention of Product Registrations.

(a)                                  GSK shall retain all rights, title and interests in and to the Product Registrations for the Products in the Territory. GSK shall provide to Biovail, within thirty (30) days after the Effective Date, the clinical section of the NDA for Zovirax® Ointment, and the clinical section of the Zovirax® Cream NDA by March 30, 2002. GSK shall also provide to Biovail the results of any clinical studies conducted with respect to any Product after approval of the Product’s NDA.

(b)                                 GSK shall have sole responsibility for maintaining, and shall maintain, the Product Registrations in the Territory at its expense, including without limitation filing IND and NDA Annual Reports, as applicable. GSK shall inform Biovail on a timely basis as to any developments that would have a material adverse effect on a Product Registration. Biovail shall cooperate with GSK with respect to obtaining and/or maintaining the Product Registrations, and shall execute, acknowledge and deliver such further instruments at GSK’s request and expense, and do all such other acts, as promptly as possible, which may be necessary or appropriate to maintain the Product Registrations in the Territory. Biovail shall, provide to GSK all information that Biovail has from time to time during the Term that GSK does not have and requests from

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Biovail that is reasonably necessary and relevant to GSK’s obligations hereunder to fulfill such Product Registration maintenance requirements (including, but not limited to, providing sales distribution information concerning the Product). GSK shall have the final decision-making authority in every case on whether and how to supplement, amend or otherwise alter the Product Registrations and with respect to any other issues in connection with such Product Registrations and on whether and how to communicate with the FDA and other applicable governmental agencies or authorities in connection with such Product Registrations, but shall not take any steps to supplement, amend or otherwise alter the Product Registrations that would have a material adverse impact on Biovail’s ability to market the Products, without the written consent of Biovail, which consent shall not be unreasonably withheld.

(c)                                  GSK and Biovail (and, to the extent possible and/or permissible, such of their respective contractors and/or subcontractors providing services with respect to the Products) shall each make their respective facilities available at reasonable times during business hours for inspection by representatives of governmental agencies. GSK and Biovail each shall notify the other within twenty-four (24) hours (or, if such twenty-four (24) hour period ends on a non-Business Day, then prior to Noon on the next following Business Day) of receipt of, and provide a copy of, any notice of any FDA, or other governmental agency, inspection, investigation or other inquiry, or other material governmental notice or communication, relating to the sale, marketing, promotion, manufacture, distribution, or use of the Products within the Territory. Biovail and GSK shall cooperate with each other during any such inspection, investigation or other inquiry. Biovail and GSK shall discuss any response to observations or notifications received in connection with any such inspection, investigation or other inquiry and each shall give the other an opportunity to comment upon any proposed response before it is made; provided, however, that Biovail shall be solely responsible for responding to regulatory inquiry and actions from government agencies relating to promotional materials and activities as contemplated by Section 3.02, and, provided further that GSK will not be required to discuss with Biovail any material issues specific to the manufacture of the Products, except those related specifically to such inquiry, (but only to the extent that no GSK trade secrets, intellectual property or manufacturing know-how shall be divulged or compromised), or to obtain the consent or agreement of Biovail with respect to issues related thereto. In the event of disagreement concerning the form or content of such response, however, GSK shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities and Biovail alone shall be responsible for deciding the appropriate form and content of any response with respect to any of its cited activities. Biovail will provide GSK with copies of all correspondence received by it from, or filed by it with, any federal, state or local regulatory authority to the extent pertaining to the Products or its distribution, promotion, advertising, marketing, or sale of the Product in the Territory; provided, however, that Biovail shall not provide copies of promotional materials or Product advertising for the Product, unless requested in writing by GSK or required under Section 3.02 (d).

(d)                                 GSK shall control all package inserts and labeling (and any changes or supplements thereto) for the Product, and shall have the responsibility at its expense for securing any approvals required by FDA to any such changes or supplements thereto except to the extent such changes or supplements shall be requested by Biovail. Any such requested changes by Biovail shall be submitted in writing to GSK through the GSK change control process, and shall require a lead-time of not less than four (4) calendar months and the consent and approval of GSK. Any such changes requested by Biovail and consented to by GSK shall be made at the sole and exclusive cost and expense of Biovail, which shall include the cost of any inventory of Product or components rendered obsolete by such changes, and the expenses of disposing of same. Biovail shall not at any time do, cause to be done or permit, any act by Biovail, its employees, agents, contractors or subcontractors, inconsistent with the then existing package inserts and labeling for any Product in the Territory. In the event that any filings are required to be made with or approvals required to be obtained from applicable regulatory authorities in order to change or supplement the package inserts and labeling, GSK shall have the sole right and discretion on how to effect such changes, which, unless the result of changes requested by Biovail, shall be made at GSK’s expense. GSK shall consult with Biovail with respect to any such changes or supplements to the label for any Product, and Biovail shall cooperate fully with GSK with respect to any actions or decisions taken or made by GSK with respect thereto.

4.03                           Prosecution and Maintenance of Trademarks and Patents.  During the Term of this Agreement:

(a)                                  GSK shall register and maintain, or cause to be registered and maintained, at its cost and expense, the Trademarks in the Territory during the Term. If Biovail learns of any unauthorized use of the Trademarks by others in the Territory, Biovail agrees to promptly notify GSK of such unauthorized use in accordance with Section 3.04.

(b)                                 Notwithstanding any other provision of this Agreement to the contrary, GSK and its Affiliates shall have the sole right, but not the obligation, in their reasonable discretion and at their expense, to prosecute, maintain, enforce, defend or abandon any patent rights and know-how owned or controlled by GSK in the Territory with respect to the composition, manufacture, formulation and use of the Products. GSK shall not abandon any patent right or know-how owned or controlled by GSK with respect to the Product in the Territory without giving sixty (60) days prior written notice to Biovail and permitting Biovail at its sole and exclusive expense to take reasonable and customary actions to maintain or preserve such patent right or know-how. In the event that GSK shall, in its discretion, elect not to defend any patent rights with respect to a Product controlled by GSK in the Territory, GSK shall provide timely notice of such election to Biovail and give Biovail the opportunity to defend said Product patents at Biovail’s sole and exclusive expense, and GSK will provide reasonable cooperation and assistance to Biovail in such defense.

(c)                                  Notwithstanding any provision of this Agreement to the contrary, GSK shall have the sole right, but not the obligation, at its sole discretion and expense, to maintain and enforce any contract entered into by GSK covering the supply of any compounds, intermediates, biomaterials, packaging components, containers and other materials used in the manufacture of the Products, provided that GSK’s election as to such enforcement or non-enforcement shall not materially compromise GSK’s ability to fulfill its supply obligations hereunder.

4.04                           No Obligation to Develop New Formulations.  Excluding Sample Products, and subject to the obligations of GSK to develop New Products under Section 5.14, GSK shall have no obligation, express or implied, to develop new, different or additional formulations, presentations, dosages, forms of administration, or preparations for the Products.

4.05                           Zovirax® Cream NDA Filing; Subsequent Support.  No later than sixty (60) days after the Distributorship Commencement Date GSK shall submit to FDA a letter requesting the reinstatement of the previously filed, and subsequently withdrawn, NDA for prescription sales of Zovirax® Cream in the Territory (the “Zovirax® Cream NDA”). GSK shall use Commercially Reasonable Efforts to secure approval of the Zovirax® Cream NDA and will provide Biovail with status reports of significant events with respect thereto. GSK shall have the sole responsibility for, and control over the content of, any communications with FDA, and additional regulatory filings, needed to support the Zovirax® Cream NDA Biovail hereby expressly acknowledges and agrees that except for the Phase IV Clinical Study, Biovail shall be solely responsible for any and all costs of any new or further studies, of any kind, required to obtain FDA approval of the Zovirax® Cream NDA Any fee required under 21 U.S.C. §379h(a)(1) shall be borne and paid by GSK.

4.06                           Phase IV Clinical Study.  Upon approval of the Zovirax® Cream NDA, GSK shall conduct, at its expense, the Phase IV Study, and shall as promptly as practicable, review and analyze the results of said study. GSK shall provide a copy of the study, and its results as soon as reasonably practicable.

4.07                           Continuation of Customary Practices.  For the period beginning on the Effective Date and ending on December 24, 2001, GSK will continue with its customary business practices with respect to Zovirax® Ointment; provided, however that any and all decisions with respect to Zovirax® Ointment shall rest solely with GSK, and nothing herein shall be construed to grant to Biovail any rights of review or approval with respect to the business practices or decisions of GSK. From the Effective Date through December 24, 2001 GSK shall not offer sales incentives for the Products to its customers or undertake any affirmative action resulting in speculative purchasing of the Products by wholesalers.

ARTICLE 5.

PURCHASE AND SALE OF PRODUCTS AND DISTRIBUTION RIGHTS PAYMENT

5.01                           Distribution Rights Payment; Additional Rights Payment; Supplemental Allowance Payment; Extension Period.

(a)                                  Distribution Rights Payment - For and in consideration of the rights granted by GSK to Biovail under this Agreement, and as an unconditional and non-refundable (in whole or in part) payment, Biovail shall, on January 2, 2002, pay to GSK a lump sum payment in the amount of One Hundred Thirty-Three Million U.S. Dollars (U.S.$133,000,000.00) (the “Distribution Rights Payment”). The Distribution Rights Payment shall be paid in United States currency in immediately available funds in accordance with the terms of Section 7.01 hereinbelow.

(b)                                 Extension of Term - In consideration for extending the Original Agreement through the Extension Period, Biovail shall pay to GSK the sum of forty million U.S. dollars (US $40,000,000), on or before March 31, 2003. Once paid, such amount shall not be refundable for any reason.

(c)                                  Additional Rights Payment and Additional Rights Lump Sum Payment— If during the Term of this Agreement the Development Agreement shall be terminated by either Party for any reason whatsoever, then, as an additional payment to the Distribution Rights Payment set out in Section 5.01(a), Biovail shall make the following payments to GSK:

(i)                                    For each of Calendar years 2002 through 2006, Biovail shall pay to GSK an additional amount of Twenty-Two Million U.S. Dollars (U.S.$22,000,000.00) per year (each an “Additional Rights Payment”, collectively, the “Additional Rights Payments”), provided, however, that the aggregate cumulative total of all Additional Rights Payments shall not exceed {***}†. In the event of termination of the Development Agreement by GSK only, the Additional Rights Payment for the Calendar Year in which such termination occurs shall be pro-rated to the effective date of termination. There will be no such proration if the Development Agreement is terminated by Biovail. If Biovail does not prepay all Additional Rights Payments as specified in 5.01(b)(iii) below, then the first Additional Rights Payment shall be paid by not later than forty-five (45) days following the effective date of termination of the Development Agreement. Thereafter, each Additional Rights Payment shall be paid on the first Business Day of each succeeding Calendar Year for which such a payment shall be due.

(ii)                                 For each of the Calendar Years 2007 through 2011, Biovail shall pay to GSK an additional payment in an amount equal to {***}† of Biovail’s aggregate Gross Sales of the Products during the immediately preceding Calendar Year (each a “Variable Additional Rights Payment”, collectively, the “Variable Additional Rights Payments”). Such payment shall be made to GSK by not later than forty-five (45) days from December 31 of the Calendar Year for which such Variable Additional Rights Payment is due. The foregoing notwithstanding, commencing with the first full Calendar Year subsequent to the point in time at which a Generic Entry shall have occurred with respect to a Product, and continuing thereafter for the balance of the Term, no Variable Additional Rights Payments shall be paid by Biovail with respect to Biovail’s Gross Sales of that Product.

(iii)                              In the event of termination of the Development Agreement and a consequent obligation of Biovail to make the Additional Rights Payments Amounts as described in Section 5.02(b)(i), Biovail may, at its option, within forty-five (45) days after the effective date of termination of the Development Agreement, pay and deliver to GSK, an unconditional, nonrefundable (in whole or in part) lump sum payment in the dollar amount

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

equal to the Additional Rights Payment Cash Flow, discounted at a rate of {***}† (the “Additional Rights Lump Sum Payment”).

(d)                                 Effect of Generic Entry on Additional Rights Payments — In the event of Generic Entry with respect to a Product, the Additional Rights Payments (only if Biovail shall not have made the Additional Rights Lump Sum Payment permitted under Section 5.01(b)(ii) above) shall be adjusted as follows:

(i)                                    If Generic Entry with respect to Zovirax® Ointment shall occur prior to January 1, 2005, then the Additional Rights Payment Amounts for the Calendar Years 2002, 2003 and 2004, only, shall be as set forth on Exhibit 5.01(c)(i) attached hereto. Biovail expressly acknowledges and agrees that there will be no changes to the Additional Rights Payment Amounts for the Calendar Years 2005 and 2006 if Generic Entry with respect to Zovirax® Ointment occurs on or after January 1, 2005.

(ii)                                 In the event that the Zovirax® Cream NDA is not approved before July 1, 2003 and there shall have occurred Generic Entry with respect to Zovirax® Ointment, then the Additional Rights Payment Amounts for the Calendar Years 2003 through 2006 shall be as set forth on Exhibit 5.01(c)(ii) attached hereto.

(e)                                  On March 31 of each of the Calendar Years of 2004, 2005, 2006 and 2007, respectively, Biovail shall pay to GSK the Supplemental Allowance Payment. Each Supplemental Allowance Payment paid to GSK by Biovail shall not be refundable for any reason.

(f)                                    In the event that regulatory approval of Wellbutrin® XL is not granted by the FDA in the USA on or before December 31, 2003, the Additional Rights Payment specified in Section 5.01(b)(1) for the Calendar Year 2004 (twenty-two million U.S. dollars (US $22,000,000) shall be increased by the Adjustment Amount, and the aggregate cumulative total of all Additional Rights Payments shall correspondingly be increased by the Adjustment Amount.

5.02                           Purchase of Product; Annual Minimum Purchase Requirements.

(a)                                  Purchase of Product — Subject to the terms and conditions of this Agreement, GSK agrees to supply and sell to Biovail, and Biovail shall purchase from GSK, Biovail’s entire requirements of the Products during the Term of this Agreement at the applicable transfer prices specified in Section 5.06 and, in the case of Sample Products, Section 5.13.

(b)                                 Minimum Purchase Requirements — Except as otherwise provided in Section 5.02(c) hereinbelow there will be no minimum purchase requirements under this Agreement.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c)                                  Annual Minimum Purchase Requirement — If during the Term of this Agreement the Development Agreement shall be terminated by either Party for any reason whatsoever, then Biovail shall in each Calendar Year during the balance of the Term purchase Products from GSK in the aggregate total dollar amounts as follows (each an “Annual Minimum Purchase Requirement”, collectively the “Annual Minimum Purchase Requirements”):

(i)                                    Fixed Annual Minimum Purchase Requirement — For each of Calendar Years {***}†, the Annual Minimum Purchase Requirement shall be {***}† per year (each a “Fixed Annual Minimum Purchase Requirement”, collectively, the “Fixed Annual Minimum Purchase Requirements”) which shall be made at the transfer prices specified in Section 5.06; provided, however that in no event shall such requirement take effect before {***}†, In the event of termination of the Development Agreement by GSK only, the Fixed Annual Minimum Purchase Requirement for the Calendar Year in which such termination occurs shall be pro-rated to the effective date of termination. There will be no such proration if the Development Agreement is terminated by Biovail.

(ii)                                 Variable Annual Minimum Purchase Requirement — For each of the Calendar Years {***}†, the Annual Minimum Purchase Requirement shall be {***}† of Biovail’s aggregate Gross Sales of the Products during the immediately preceding Calendar Year (each a “Variable Annual Minimum Purchase Requirement”, collectively, the “Variable Annual Minimum Purchase Requirements”). The purchase price to be paid by Biovail for such Products shall be {***}† of the Product’s Net Wholesale Price charged by Biovail as of the issue date of GSK’s invoice to Biovail for the Products.

(d)                                 Effect of Generic Entry on Annual Minimum Purchase Requirements — In the event of Generic Entry with respect to one or both of the Products, the Fixed Annual Minimum Purchase Requirement and the Variable Annual Minimum Purchase Requirement (for the Calendar Years {***}† only) shall be adjusted as follows:

(i)                                     If Generic Entry with respect to Zovirax® Ointment shall occur prior to January 1, {***}†, then the Fixed Annual Minimum Purchase Requirements for the Calendar Years {***}†, only, shall be as set forth on Exhibit 5.02(e)(i) attached hereto. Biovail expressly acknowledges and agrees that there will be no changes to the Fixed Annual Minimum Purchase Requirements for the Calendar Years {***}† if Generic Entry with respect to Zovirax® Ointment occurs on or after January 1, {***}†.

(ii)                                  In the event that the Zovirax® Cream NDA is not approved before July 1, 2003 and there shall have occurred Generic Entry with respect to

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Zovirax® Ointment, then the Fixed Annual Minimum Purchase Requirements for the Calendar Years {***}† shall be as set forth on Exhibit 5.02(e)(ii) attached hereto.

(iii)                              In the event of Generic Entry with respect to a Product on or after January 1, {***}†, the Variable Annual Minimum Purchase Requirement for the Calendar Year in which such Generic Entry occurs shall be determined in accordance with the following formula;

Variable Annual Minimum Purchase Requirement = A-G Where:

A = The Variable Annual Minimum Purchase Requirement then applicable for the Calendar Year in which Generic Entry with respect to a Product occurs; and

G = {***}† (the result of which operation shall, for purposes of this Section 5.02(e)(iii) be referred to as the “Generic Impact”); and

B = The immediately preceding Calendar Year’s Gross Sales for the Product with respect to which Generic Entry has occurred; and

C = The immediately preceding Calendar Year’s total aggregate Gross Sales for both Products; and

X = The numbers of months of generic competition in the applicable Calendar Year; and

Y=12.

In the event that Generic Entry shall occur with respect to both Products in the same Calendar Year on or after January 1, {***}†, the applicable Variable Annual Minimum Purchase Requirement for the Calendar Year in which such dual Generic Entry shall occur shall be reduced by an amount equal to the sum of the Generic Impact for Zovirax® Ointment plus the Generic Impact for Zovirax® Cream.

For each of the Calendar Years remaining in the Term subsequent to a Generic Entry as discussed in this Section 5.02(e)(iii), the Variable Annual Minimum Purchase Requirement shall be {***}† of the immediately preceding Calendar Year’s Gross Sales of the Product not subject to generic competition. No Variable Annual Minimum Purchase Requirement will be in effect for any full Calendar Year following Generic Entry with respect to both Products.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

5.03                           Product Supply Schedule; Purchase Orders.

(a)                                  On or prior to the twentieth (20th) day of each calendar month following the Distributorship Commencement Date, Biovail shall deliver to GSK a new rolling {***}† month Product supply forecast signed by an authorized Biovail representative indicating approval of such Monthly Product Supply Schedule (each a “Monthly Product Supply Schedule”) setting forth the quantities of Product to be supplied by GSK to Biovail, on a monthly basis, for the following {***}† calendar months, or, if shorter, for the remainder of the Term. The quantities covered by the first {***}† calendar months of each such Monthly Product Supply Schedule shall constitute a commitment by Biovail to purchase those quantities set forth in such months and such Monthly Product Supply Schedule shall be accompanied by a valid purchase order (“Purchase Order”) for the quantities covered by the third month of that first {***}†. The forecast for any month other than the first {***}† months shall constitute Biovail’s good faith forecasts of Product orders for those months and may be varied only within the limits set out in Sections 5.03 and 5.04. The forecast for any of months {***}† through {***}† identified in each Monthly Product Supply Schedule cannot differ in the aggregate by greater than {***}† from the forecast for the same calendar month when that month was the {***}† in the Monthly Product Supply Schedule delivered by Biovail, and the forecast for any of months {***}† in each such Monthly Product Supply Schedule cannot differ by greater than {***}† from the forecast for that calendar month when that month was the {***}† calendar month in the Monthly Product Supply Schedule delivered by Biovail.

(b)                                 GSK has the express right to review each Monthly Product Supply Schedule and to approve or reject the requested volumes for months {***}† of each Monthly Product Supply Schedule, and in the event in GSK’s determination it cannot fulfill the Product volumes requested by Biovail in a Monthly Product Supply Schedule, GSK shall provide to Biovail an estimate of the volume of each Product GSK can deliver based on GSK’s then current capacities which estimates shall be the basis for determining a mutually acceptable forecast quantity for each Product for such {***}† month period, which for each Product shall in no event be less {***}† times the average monthly forecast quantity for each Product for months {***}† of said Monthly Product Supply Schedule for such {***}† month period.

(c)                                  Biovail shall, for forty-five (45) days following the date of Generic Entry, have the right to submit one (1) Monthly Product Supply Schedule in substitution of the then operative Monthly Product Supply Schedule as of the date of Generic Entry, in which changes in the forecast quantities of the Product impacted by Generic Entry, only, for months {***}† may exceed the permitted variance percentages set forth in Section 5.03(a).

5.04                           Additional Supply Schedule and Purchase Order Terms.

(a)                                  Each Purchase Order (which shall be separate Purchase Orders for trade Product and Sample Products), shall specify the date of delivery to Biovail (the “Delivery Date”) and shall be issued at least ninety (90) days before the Delivery Date. In the event that Biovail submits a Purchase Order which exceeds the quantity of Product specified for the corresponding period as set forth in the applicable Monthly Product Supply Schedule or which changes the

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Delivery Date specified on a previously submitted Purchase Order for the same period, GSK shall have no obligation to supply to Biovail the amount of any such excess or to allow any such change in Delivery Date.

(b)                                 In the event that Biovail fails to deliver to GSK a Monthly Product Supply Schedule, or any Purchase Orders related thereto, on or prior to the end of a calendar month as required in Section 5.03(a) above, the forecast quantities and the terms, including Delivery Date, applicable thereto, for the next applicable calendar month as set forth for such calendar month in the immediately preceding applicable Monthly Product Supply Schedule delivered to GSK by Biovail shall apply.

(c)                                  Quantities of Products actually shipped by GSK may vary from the quantities specified in a Purchase Order by up to {***}† and still be deemed to be in compliance with such Purchase Order; provided, however, that Biovail shall only be invoiced for the quantities that GSK actually ships to Biovail (the “Actual Shipment Quantity”).

5.05                           Order Quantities.  All Product must be ordered in the minimum quantity, or in the minimum quantity plus whole multiples of the incremental order amounts, as set forth on Exhibit 5.05 attached hereto (the “Order Quantities”) and no partial Order Quantities may be ordered by Biovail. Any partial Order Quantities shall be rounded down to the nearest whole Order Quantity. Each Monthly Product Supply Schedule and all Purchase Orders related thereto, shall be stated in Order Quantities when specifying quantities of Product. With respect to order quantities for Zovirax® Ointment three (3) gram tubes and Zovirax® Cream two (2) gram tubes , Biovail shall have the option of a single split of a batch order into two (2) separate shipments, each in such quantity as Biovail may elect, with the first shipment to be delivered by the Delivery Date stated on the Purchase Order therefor, and the second shipment to be delivered and accepted by not later than one hundred twenty (120) days from the Delivery Date of the first shipment.

5.06                           Prices for Products.

(a)                                  Zovirax® Ointment Prices

(i)                                    Calendar Years 2002-2005 — for each of the Calendar Years 2002 through 2005, the purchase prices to be paid by Biovail for Zovirax® Ointment shall be {***}† of the Product’s Net Wholesale Price charged by Biovail as of the issue date of GSK’s invoice to Biovail for the Product.

(ii)                                 Calendar Years 2006-2009 — for each of Calendar Years 2006 through 2009, the purchase prices to be paid by Biovail for Zovirax® Ointment shall be {***}† of the Net Wholesale Price charged for the Product by Biovail as of the issue date of GSK’s invoice therefor.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(iii)                             Calendar Years 2010-2011 —For each of the Calendar Years 2010 and 2011, the purchase price to be paid by Biovail for Zovirax® Ointment shall be {***}† of the Net Wholesale Price charged for the Product by Biovail as of the issue date of GSK’s invoice to Biovail therefor.

Notwithstanding the foregoing, in no event shall the Net Wholesale Price charged by Biovail for Zovirax® Ointment be less than {***}† of the prices for the Product set forth on Exhibit 7.02 attached hereto.

(b)                                 Zovirax® Cream Prices

(i)                                   Calendar Years 2002-2005 — For each of the Calendar Years 2002 through 2005 (as applicable based upon the date of FDA approval of the Zovirax® Cream NDA), the purchase prices to be paid by Biovail for Zovirax® Cream shall be {***}† of the Product’s Net Wholesale Price charged by Biovail as of the issue date of GSK’s invoice to Biovail for the Product.

(ii)                                Calendar Years 2006-2009 — For each of the Calendar Years 2006 through 2009 (as applicable based upon the date of FDA approval of the Zovirax® Cream NDA), the purchase prices to be paid by Biovail for Zovirax® Cream shall be {***}† of the Product’s Net Wholesale Price charged by Biovail as of the issue date of GSK’s invoice to Biovail therefor.

(iii)                             Calendar Years 2010-2011 — For each of the Calendar Years 2010 and 2011, the purchase price to be paid by Biovail for Zovirax® Cream shall be {***}† of the Net Wholesale Price charged by Biovail for the Product as of the issue date of GSK’s invoice to Biovail for the Product.

The foregoing notwithstanding, in no event shall the Net Wholesale Price charged by Biovail, calculated on a per-gram basis, for Zovirax® Cream be less than {***}† of the per-gram price for the three (3) gram presentation of Zovirax® Ointment (GSK NDC #00173-099341) set forth on Exhibit 7.02 attached hereto.

(c)                                  Limited Price Reductions - Zovirax® Price Allowance.  Notwithstanding the purchase prices set forth in Section 5.06(a) and (b), the purchase prices to be paid by Biovail for each of the Products during a limited period of time commencing on October 1, 2002, and continuing for so long as the Zovirax® Price Allowance is greater than {***}† shall be the Reduced Zovirax® Price for that Product When the Zovirax® Price Allowance has been reduced to an amount equal to or less than {***}†, the purchase prices for each of the Products shall revert back to the purchase prices specified in Sections 5.06(a) and (b);

(d)                                 Impact of Regulatory Events.  In the event that regulatory approval of Wellbutrin® XL is not granted by the FDA in the USA on or before September 30, 2003, and notwithstanding the amount of the Zovirax® Price Allowance, the purchase prices for each of the

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Products shall immediately revert back to the purchase prices specified in Sections 5.06(a) and (b); provided, however, that in the event that regulatory approval of Wellbutrin® XL is granted by the FDA in the USA after September 30, 2003, but before December 31, 2003, then the purchase prices for each of the Products ordered and shipped after the date of such approval shall be the Reduced Zovirax® Price for that Product, subject to the provisions of Section 5.06(c). For the avoidance of doubt, any Product purchased at the Reduced Zovirax® Price following the grant of such regulatory approval will reduce the amount of the Zovirax® Price Allowance (as defined above).

(e)                                  Speculative Buying - Increase in Biovail Prices.  With respect to any Product for which the transfer price charged by GSK to Biovail is determined as a percentage of Net Wholesale Price charged by Biovail for such Product, if the quantity of Product in a valid Purchase Order received by GSK within thirty (30) days prior to an increase of the Net Wholesale Price charged by Biovail for such Product exceeds the prior {***}† calendar months’ average order quantities for such Product by an excess of {***}†, then the order will be invoiced to Biovail based upon the newly increased Net Wholesale Price charged by Biovail.

(f)                                    Speculative Buying - increase in Transfer Prices — With respect to any Product for which the transfer price charged by GSK to Biovail is determined as a percentage of the Net Wholesale Price charged by Biovail for such Product, if the quantity of Product in valid Purchase Orders received by GSK within ninety (90) days prior to an increase of the transfer price charged by GSK to Biovail for such Product exceeds the prior {***}† calendar quarters’ average quarterly order quantities for such Product by an excess of {***}†, then the order will be invoiced to Biovail based upon the new transfer price.

5.07                           Delivery.  GSK shall deliver all Products to Biovail F.O.B. GSK’s manufacturing facilities (or those of its Affiliates or its subcontractors, if any), freight collect, during normal business hours. The quantities of Product for each calendar month set forth in the Quarterly Product Supply Schedules shall be delivered within fifteen (15) days of the Delivery Date set forth in the Purchase Order applicable to such quantities and GSK shall provide notice to Biovail of any such change in the Delivery Date. Notwithstanding anything herein to the contrary, in the event delivery within the times specified above is not possible due to normal constraints associated with manufacturing, scheduling, or delivery of the Product, GSK may request (in writing or by electronic mail) an alternate Delivery Date and Biovail shall not unreasonably withhold its consent to such alternate Delivery Date (which consent shall be in writing or by electronic mail).

5.08                           Invoicing; Payment.

(a)                                  All Product manufactured under this Agreement shall be invoiced by GSK to Biovail upon domestic shipment thereof. Each such invoice shall state (i) Biovail’s then effective per-unit purchase price for Products included in the applicable shipment (the “Per-Unit Purchase Price”); (ii) the Actual Shipment Quantity of Products included in the applicable shipment; (iii)

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Biovail’s aggregate purchase price for each Products included in the applicable shipment (the “Aggregate Unit Purchase Price”), which shall be calculated by multiplying the Per-Unit Purchase Price for such Products by the Actual Shipment Quantity of such Products included in the applicable shipment; and (iv) Biovail’s aggregate purchase price for all Products included in the applicable shipment (the “Purchase Price”), which shall be calculated by adding all Aggregate Unit Purchase Prices for Products included in the applicable shipment. Biovail shall be responsible, for all freight and insurance, any and all customs fees, duties, value-added taxes or levies imposed with respect to the shipment and importation of the Products, and all sales, use, excise and other taxes imposed or levied by any United States federal, state, or local governmental authority (the actual amount of which shall be included in the applicable invoice and paid by Biovail) with respect to the purchase of the Products. In the event GSK initially pays any such taxes applicable to the purchase of the Products, such amounts paid by GSK shall be invoiced by GSK to Biovail and shall be paid by Biovail in accordance with Section 5.08(b).

(b)                                 Payments for the amounts due and owing as set forth in Section 5.08(a) shall be due and payable to GSK on or before the forty-fifth (45th) day after the date of such invoice, in accordance with Section 7.01. In the event that any such payment is not received by GSK on or before the forty-fifth (45th) day following the date of the related invoice, the unpaid portion of such payment shall accrue interest at the rate specified for late payments in Section 7.03 until such unpaid portion is paid to GSK in full, and Biovail shall be responsible for reasonable attorneys’ fees and expenses incurred by GSK in connection with the collection thereof; provided, however, that in the event that two (2) or more consecutive payments are not received by the due dates for such payments, GSK shall have the right to require payment in advance for all future orders of Products beginning with the payment next due immediately following the second (2nd) of such consecutive late payments. Under no circumstances shall Biovail make any payment deductions from any invoice amounts due to GSK unless a credit memorandum from GSK authorizing such deduction has been issued by GSK to Biovail.

5.09                           Subcontracts.  GSK may subcontract all or any part of the manufacturing process of the Products without the consent of Biovail and in such event GSK will give Biovail written notice that it intends to enter into such subcontract, and no such subcontract shall release GSK of any of its obligations hereunder. Biovail acknowledges that GSK is currently subcontracting part or all of the manufacturing process of the Products to certain of its Affiliates and subcontractors. GSK will provide Biovail with notice of such contracting.

5.10                           Forms.  In ordering and delivering the Products, as the case may be, Biovail and GSK may use their respective standard forms, provided that nothing in those forms shall be construed to modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.

5.11                           Quantitative Deficiencies.  Biovail shall notify GSK in writing of any claim relating to quantitative deficiencies in any shipment of Products which Biovail considers to have been caused prior to shipment hereunder within fifteen (15) days following receipt of any such shipment. Any claim for a quantitative deficiency which is not made within such fifteen (15) days shall be deemed to have been waived by Biovail, and Biovail shall be obligated to make payment for such Product in accordance with Sections 5.07 and 5.09 above. In the event Biovail determines there is a quantitative deficiency from the applicable shipping documentation, the parties shall investigate such deficiency and, if the parties agree that such deficiency occurred prior to shipment, the Actual Shipment Quantity shall be adjusted to reflect the parties’ agreement; provided, however, that GSK shall have the option of rectifying any such deficiency that occurred prior to shipment by promptly shipping the appropriate quantities of Product, as the case may be, to Biovail, in which case the Actual Shipment Quantity shall be readjusted to include such shipment. Biovail’s exclusive remedy for any quantitative deficiencies shall be to pay only for actual quantities shipped or, at GSK’s option, receive the appropriate quantities, as provided herein.

5.12                           Delivery of Existing Inventory.  In order to facilitate Biovail’s staging of Product inventory in anticipation of the commencement of its distributorship rights hereunder, on or prior to December 17, 2001, GSK shall deliver approximately {***}† of the total Existing Inventory to Biovail, F.O.B. GSK’s distribution center, freight collect.  Biovail shall segregate, or shall cause its warehousing services provider to segregate, the initial shipment of Existing Inventory from any and all other goods or products warehoused by Biovail or such warehousing services provider, and will hold, or cause to be held, the initial shipment of Existing Inventory in quarantine until the Distributorship Commencement Date. Biovail expressly acknowledges and agrees that GSK retains full legal title to the initial shipment of Existing Inventory until the Distributorship Commencement, and that until the Distributorship Commencement Date GSK shall for accounting purposes treat the Existing Inventory as consignment inventory in the possession of a distribution services provider. As such, Biovail will not formally record its receipt of the initial shipment of Existing Inventory into its books and inventory records prior to GSK’s issuance of invoices for the Existing Inventory. Notwithstanding GSK’s retention of legal title to the Existing Inventory, in consideration of GSK’s delivery of the Existing Inventory in advance of the Distributorship Commencement Date, Biovail hereby undertakes and accepts all risk of loss with respect to the initial shipment of Existing Inventory upon delivery to Biovail, and further agrees to indemnify GSK for any loss or damage GSK may incur as a result of theft of, or casualty to, the initial shipment of Existing Inventory. The remaining balance of the Existing Inventory shall be delivered to Biovail F.O.B. GSK’s manufacturing facilities (or those of its Affiliates or subcontractors, if any), freight collect on or about January 7, 2002. Payment for Biovail’s purchase of the Existing Inventory shall be made in accordance with Article 7. All Existing Inventory delivered to Biovail shall have an expiration of not less than {***}† from the date of delivery by GSK.

5.13                           Sample Products.

(a)                                  Subject to the terms and conditions of, and during the entire Term of, this Agreement, GSK agrees to supply and sell to Biovail, and Biovail agrees to purchase from GSK, Sample Products at the Sample Product prices set forth on in Section 5.13(b) below, which prices will not be subject to any discounts or price concessions or adjustments. With the exception of any pricing discounts applicable to the Products, the shipping terms, forecasting requirements, quality requirements, payment and other terms with respect to the Sample Products shall be as provided in Sections 5.03, 5.04, 5.05, 5.07, 5.08, 5.10 and 5.11 for Products ordered for sale in the trade. It is expressly acknowledged and agreed by Biovail that Biovail’s purchases of Sample Products shall not be counted towards Biovail’s satisfaction of the Annual Minimum Purchase Requirement for any Calendar Year during the Term of this Agreement, nor shall any payment

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

due and owing from Biovail for Sample Product be offset against, or deducted from, any Annual Credit. With the exception of Sample Product damaged prior to or at the time of delivery to Biovail, or which falls to meet the requirements of Section 6.01, GSK will neither accept, nor issue any credit or refund for, any Sample Products returned by Biovail. Biovail acknowledges that GSK has not sampled Zovirax® Ointment since 1996 and that Sample Product for Zovirax® Ointment will not be available until completion of development, stability testing and approval of Sample Product for Zovirax® Ointment. GSK will fund all regulatory filing and development costs in connection with obtaining FDA approvals required for Sample Product for Zovirax® Ointment . GSK shall commence and complete the development, testing and application for approval of Sample Products as soon as reasonably practicable after the Distributorship Commencement Date.

(b)                                 Upon the Sachet Sample Availability Date for Zovirax® Cream or Zovirax® Ointment, as appropriate, and thereafter, the purchase price for the Sachet Sample, as appropriate, shall be {***}† per Sachet Sample unit {***}†, subject to an annual increase in March of every Calendar Year of {***}† of the then current purchase price, rounded to the nearest whole cent. By way of example, the price effective March 31, 2004 will be {***}† and the price effective March 31, 2005 will be {***}†, etc

(c)                                  From October 1, 2002 until the Sachet Sample Availability Date for ointment or cream, as appropriate, the purchase price for the Tube Sample of each of Zovirax® Ointment and Zovirax® Cream shall be {***}† per tube unit {***}†.

5.14                           Development of New Products.  The provisions of this Section 5.14 shall be effective April 1, 2003.

(a)                                  Collaboration.  GSK and Biovail shall work collaboratively in the development, supply, and distribution of the New Products. GSK agrees to complete any development work in accordance with Milestone Tables attached to this Agreement as Exhibit 5.14, as those Milestone Tables may be amended from time to time in accordance with the terms of this Agreement.

(b)                                 Development of Developed Cream Trade Product, Zovirax® Cream Sachet Sample, and Zovirax® Cream Tube Sample.  GSK shall use Commercially Reasonable Efforts to develop the Developed Cream Trade Product for marketing and sale in the Territory. GSK shall use commercially reasonably efforts to develop the Zovirax® Cream Sample Products for use in the Territory exclusively for promotional purposes as physician samples. GSK shall produce validation batches, conduct stability studies, and prepare information necessary for the initial submission to the FDA of the respective filings for each of the New Products. GSK will use commercially reasonable efforts to obtain FDA approval of the New Products, but does not guarantee such approval.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c)                                  Payment Terms for the Development of the Developed Cream Trade Product, the Zovirax® Cream Sachet Sample, and the Zovirax® Cream Tube Sample.  Biovail shall pay GSK the following for the development work described herein:

(i)	Development Costs

	•	Developed Cream Trade Product	{***}†

	•	Zovirax® Cream Sachet Sample	{***}†

	•	Zovirax® Cream Tube Sample	{***}†

	•	Total	{***}†

The development total cost represents the total amount due to GSK related to the development work conducted by GSK as expressly outlined in this Agreement. Any costs related to regulatory filing fees or additional work beyond the scope of this Agreement are in addition to this total and shall be subject to additional terms and conditions.

(ii)	Milestone Payments for each New Product

•	Milestone 1 - {***}† of total due for a New Product upon project start-up for that New Product.

•	Milestone 2 - {***}† of total due for a New Product upon the successful production of the first validation batch of the New Product.

•	Milestone 3 - {***}† of total due for a New Product upon the FDA’s acceptance for filing of the respective SNDA for that New Product.

(iii)

Documentation of Completion of Milestones.  GSK shall provide written documentation as described below, to Biovail evidencing the completion of Milestones 2 and 3 for each New Product.  For Milestone 2, GSK shall provide a certificate of analysis indicating that the first validation batch of the New Product meets all current New Product specifications as contained in the SNDA for the New Product, and for Milestone 3, GSK shall provide the FDA approval letter (redacted to protect GSK Confidential Information).

(iv)

Payment Terms.  Payment for the development costs due from Biovail to GSK herein shall be due and payable upon the receipt by Biovail of GSK’s invoice to Biovail and the documentation for that New Product as described above, if requested by Biovail.

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(d)                                 Milestone Tables.  The timelines for the development work described hereunder for the New Products, and the timelines for development work performed under the terms of the Original Agreement related to the development of Zovirax® Cream 2 gram trade product and Zovirax® Ointment Sachet Sample (“Milestone Tables”) are attached as Exhibit 5.14 hereto and incorporated herein. Biovail acknowledges that GSK’s ability to meet the delivery dates set forth in the Milestone Tables is conditioned upon a number of assumptions, as outlined in the Milestone Tables. In the event the assumptions change, the Milestone Tables will be revised to reflect the new delivery dates and the revisions shall be acknowledged in writing by GSK and Biovail. in the event of a delay due to a change in the assumptions, GSK shall use its Commercially Reasonable Efforts to minimize the impact on the delivery schedule.

5.15                           Risk Manufacturing.

(a)                                  Biovail acknowledges that the Milestone Tables are based upon the assumption that GSK will begin production of the New Products, the Zovirax® Cream 2 gram trade product and the Sachet Sample of Zovirax® Ointment (collectively “Zovirax® Products”) prior to FDA approval of the respective SNDA’s and; accordingly, GSK is manufacturing the Zovirax® Products at risk.

(b)                                 Biovail Discretion.  Biovail shall have the right to direct GSK in writing not to manufacture any one or more of the Products at risk. In such event, GSK shall adjust the Milestone Tables only to the extent necessary to reflect any additional time required to meet the respective launch date, and Biovail will provide written acknowledgement of such adjustment.

(c)                                  Costs Related to Risk Manufacturing.  Biovail shall be responsible for any losses associated with any of the Zovirax® Products manufactured at risk that are not commercially viable, except to the extent such losses are due to GSK’s failure to manufacture that Zovirax® Product according to current good manufacturing practices. Notwithstanding the foregoing, Biovail agrees to be responsible for any such losses due to an FDA change of specifications related to the graphics for that Zovirax® Product.

5.16                           Completion of GSK’s Obligation to Develop Sample Presentations.  Notwithstanding Sections 4.04, 5.13 and 5.14, Biovail hereby acknowledges that GSK’s obligation to develop the Sample Products shall have been fulfilled upon GSK’s completion of the development of the Sachet Sample of Zovirax® Ointment and the Sachet Sample of Zovirax® Cream. Biovail acknowledges that, other than the Zovirax® Cream Sample Products and the Sachet Sample of Zovirax Ointment , GSK shall have no further obligation to develop any other presentations of the Products for use as physician samples for Biovail, except upon the written agreement of GSK and Biovail.

5.17                           Discontinuance of Sample Products.  From and after the dates that Sachet Sample of Zovirax® Ointment and the Sachet Sample of Zovirax® Cream have received regulatory approval are available for shipment to Biovail and for distribution in the Territory, respectively, GSK shall have no obligation to provide to Biovail any Sample Products other than the Sachet Samples, except that GSK shall be required to fill all orders in the then current Firm Zone for Sample Products delivered pursuant to Section 5.04(b) for the other Sample Products, unless otherwise agreed to by GSK and Biovail in writing, and GSK may discontinue, at its sole discretion, the production of any other Sample Products.

5.18                           DISCLAIMER OF WARRANTIES.  EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, THERE ARE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, MADE OR GIVEN BY EITHER PARTY HEREUNDER, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OF ANY PRODUCT.

ARTICLE 6.

MANUFACTURE OF PRODUCT;
ADVERSE REACTION REPORTING AND PRODUCT COMPLAINTS;
MEDICAL INFORMATION SERVICES;
PRODUCT RETURNS;
COMPLIANCE WITH APPLICABLE LAW; COMPLIANCE AUDITS

6.01                           Manufacture of Product.  GSK shall cause the Products to be manufactured in accordance with Good Manufacturing Practices, except for such non-material noncompliance which exists on the date of this Agreement and which does not preclude the release and marketing of the Products in accordance with Applicable Laws in the Territory. All Products shipped to Biovail for sale to the trade shall have product dating of not less than eighteen (18) months. GSK shall provide timely prior written notice of proposed material changes with respect to the manufacture of Product, of which GSK shall have been notified and which would adversely impact GSK’s ability to meet its supply obligations hereunder.

6.02                           Certificate of Analysis.  GSK shall cause to be provided to Biovail a certificate of analysis for each shipment of Products indicating that each lot of Product in said shipment meets all current Product specifications as contained in the NDA for the Product.

6.03                           Rejection of Product; Biovail Remedies.

(a)                                  Biovail shall notify GSK in writing of any rejection of shipment of any Product within fifteen (15) days after delivery of such Product to Biovail and shall set forth in such written notification the reason for such rejection, including any inspection results. Failure to so notify GSK of, or to identify the basis under this Agreement for, rejection of any Product within such rejection period shall constitute acceptance of such Product and, thereafter, Biovail shall be obligated to make payment for such Product in accordance with Sections 5.07 and 5.09 above. If the Parties disagree as to whether any Product conforms with applicable labeling or the Product Registration for the Product, then samples and/or batch records, as appropriate, from the batch which is in dispute shall promptly be provided by both parties as required and submitted for testing and evaluation to an independent Third Party as shall be agreed to in writing by both Parties. The determination of such Third Party as to whether the Product conforms to applicable labeling or the Product Registration for the Product will be final and binding. Except as provided in Section 6.03(b) below, the cost of the testing and evaluation by the Third Party shall be borne by Biovail if the Third Party determines that the Product conforms with applicable labeling or the Product Registration for the Product, and by GSK if the Third Party determines that it does not.

(b)                                 If, pursuant to Section 6.03(a) above, any Product is found not to conform with the labeling or the Product Registration for the Product as a result of a cause occurring prior to placement thereof with the carrier, and Biovail either returns such non-conforming Product to GSK, or following receipt of GSK’s prior written authorization to destroy such rejected Product, in accordance with Applicable Laws, GSK shall reimburse Biovail for all reasonable costs and expenses in connection therewith and, at GSK’s option, GSK shall, (i) credit Biovail for the Invoiced Amount paid by Biovail to GSK for such rejected Product, or (ii) replace such rejected Product as promptly as reasonably practicable, but in no event later than forty-five (45) days following receipt of written notice of such rejection, at no additional cost to Biovail. Biovail’s exclusive remedy for any non-conforming Product shall be to receive a credit or replacement of Product as provided herein.

6.04                           Medical Information Services.  Commencing as of 12:01 a.m. EST on January 2, 2002, Biovail shall assume, and shall, at its expense, have sole and exclusive responsibility for, all medical information services for the Product. In fulfillment of its obligations under this Section 6.04, Biovail shall develop and implement written procedures for the administration of, and response to, all medical inquiries concerning the Products received from consumers, physicians, pharmacists and other health care professionals. GSK shall provide to Biovail photocopies of any applicable medical letters or electronic copies of same. Any use or modification of any medical information letters database, or any other related material, provided by GSK at the request of Biovail shall be the sole and exclusive liability of Biovail.

6.05                           Product Returns.

(a)                                  For the period from the Distributorship Commencement Date through December 31, 2002, GSK will, at its sole cost and expense, process and issue credits (or render payment in such other form as GSK may in its sole discretion determine) for all returned Products bearing GSK’s NDC numbers. Such handling of returned Product by GSK, and the issuance of any credits or other form of reimbursement in connection therewith, shall be in accordance with GSK’s then current returned goods policy. GSK will deliver to Biovail, at Biovail’s sole cost and expense, any returned Product received by GSK which bears the Biovail Product NDCs. The foregoing notwithstanding, Biovail will process, and be solely responsible and liable for reimbursements with respect to, Product returns arising with respect to, or resulting from, shipping errors, damage in transit and shortages relating to Biovail sales of Product after the Distributorship Commencement Date.

(b)                                 Biovail agrees and acknowledges that GSK’s maximum liability for credits or other reimbursement for returned Product under this Section 6.05 shall be {***}† (the “Maximum Returns Credit Amount”). For purposes of this Section 6.05, the dollar value of returned Product processed by GSK, and the amount of any credit or other reimbursement issued

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

therefor by GSK, shall be determined in accordance with GSK’s then current returned goods policy.

(c)                                  Upon GSK’s issuance of credits or other reimbursement for returned Product bearing GSK’s NDCs, in an aggregate dollar amount equal to the Maximum Returns Credit Amount, any such credits or other reimbursement issued thereafter by GSK shall be the exclusive liability and obligation of Biovail, for which Biovail will be invoiced by GSK on a monthly basis according to the provisions of Articles 5 and 7.  Each such invoice shall set forth the number of units processed for each GSK Product NDC, together with such other information as shall be necessary to support the invoice. Biovail shall, within thirty (30) days of its receipt of an invoice, pay to GSK the full invoiced amount, in accordance with the terms of Articles 5 and 7 hereinbelow.

(d)                                 Effective as of January 1, 2003, Biovail shall be solely and exclusively responsible for processing any and all returned Product (including all returned Product bearing GSK’s NDCs), and for the issuance of any and all credits or other reimbursement therefor. Any and all returned Product bearing GSK’s NDCs received by GSK after December 31, 2002 will be destroyed by GSK, and GSK will, after such destruction, forward to Biovail any accompanying documentation to determine any appropriate credit. Except as otherwise provided herein, Biovail and GSK will not bill one another for costs incurred in processing returned Product GSK and Biovail will use Commercially Reasonable Efforts in requesting that customers direct all Product returns after December 31, 2002 to Biovail.

6.06                           Product Recall.  If either Biovail or GSK obtains information that any Product or any portion thereof is alleged or proven not to conform with the labeling or the Product Registration for such Product in the Territory, such Party shall notify the other Party immediately and shall disclose to the other Party all material facts relative exclusively to the Product recall, however, that no disclosure of information will be required where any trade secrets, proprietary information, intellectual property or know-how of a Party would be disclosed, divulged, or in any way compromised. Both Parties shall cooperate fully regarding the investigation and disposition of any such matter. GSK and Biovail shall each maintain such traceability records as are sufficient and as may be necessary to permit a recall or field correction of any Product.  Each Party shall give telephonic notice (to be subsequently confirmed in writing) to the other within twenty-four (24) hours of learning that (a) any applicable regulatory authority in the Territory has issued a request, directive or order that a Product be recalled, or (b) a court of competent jurisdiction has ordered such a recall, or (c) GSK determines after consultation with Biovail that any Product already in interstate commerce in the Territory presents a risk of injury or gross deception, or is otherwise defective, and that recall of such Product is appropriate (a “Recall”). GSK shall have sole responsibility for determining all corrective action to be taken and for implementing any Recall. Biovail will provide full cooperation and assistance to GSK in connection therewith as may be requested by GSK. GSK shall be responsible for all expenses of effecting any such Recall (including any reasonable out-of-pocket expenses incurred by Biovail in connection with such cooperation), except to the extent such Recall is attributable to any negligence or act or omission on the part of Biovail, its employees, agents, contractors or subcontractors, or any material breach by Biovail of its obligations under this Agreement or any other agreement then in force and effect between Biovail and GSK, in which event Biovail will reimburse GSK for its reasonable costs and expenses incurred that are so attributable to such act or omission Biovail.

6.07        Complaints.

(a)           Biovail shall maintain complaint files for Product in accordance with Good Manufacturing Practices.

(b)           GSK and Biovail shall promptly provide to the other copies of any complaints received by GSK with respect to the Product.  Biovail shall have responsibility for responding to all such complaints, and for promptly providing GSK with a copy of any responses to complaints, including, without limitation, competitor complaints regarding Biovail’s promotional activities. GSK shall provide Biovail with such assistance as is reasonably required for that purpose. The foregoing notwithstanding, GSK expressly reserves the right, at its election, to respond to, and/or consult on any response to, any complaint which raises a safety issue with respect to the Product. GSK shall have responsibility for reporting any complaints relating to the Product to the FDA and any other Governmental Authority, including, but not limited to, complaints relating to the manufacture of the Product as well as adverse drug experience reports.

6.08        Additional Covenants of Biovail.  Biovail shall (a) not give any Third Party purchaser of the Products any guarantee or warranty on behalf of GSK, (b) enter into all sale contracts for the Products as a principal, (c) follow up and investigate customer and tampering complaints related to the Products, and keep GSK informed, as appropriate, as to the nature, status and resolution of such complaints on a timely and regular basis and provide sufficient information to GSK to investigate such complaints, and (d) upon receipt by Biovail of the Products, handle, use and store pending use, the Products in compliance with Good Manufacturing Practices, Applicable Laws, rules and regulations.

6.09        Adverse Events.  With respect to the Products, Biovail agrees to notify GSK concerning reported Serious Adverse Events and Adverse Events within the respective time periods and in accordance with the procedures set forth on Exhibit 6.09. In accordance with Exhibit 6.09, GSK will provide to Biovail copies of all periodic reports and periodic safety update reports submitted to FDA at the time of regulatory submission. Biovail acknowledges and agrees that GSK shall have all rights to access and utilize all information with respect to Serious Adverse Events and Adverse Events reported to Biovail with respect to the Products during the term of this Agreement.

6.10        Compliance with Applicable Law.  Each Party shall maintain in full force and effect all necessary licenses, permits and other authorizations required by Applicable Law to carry out its duties and obligations under this Agreement. Each Party shall comply with all Applicable Laws, provided, that Biovail shall be solely responsible for compliance with those Applicable Laws pertaining to the activities conducted by it hereunder (including, without limitation, those Applicable Laws that apply to documentation and records retention pertaining to the distribution and use of Product within the Territory). Biovail shall store and distribute the Products and trade forms in compliance with all Applicable Laws. Each Party will cooperate with the other to provide such letters, documentation and other information on a timely basis as the other Party may reasonably require to fulfill its reporting and other obligations under

Applicable Laws to applicable regulatory authorities. Except for such amounts as are expressly required to be paid by a Party to the other under this Agreement, each Party shall be solely responsible for any costs incurred by it to comply with its obligations under Applicable Laws.

6.11        Reasonable Cooperation.  GSK and Biovail each shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of Governmental Authorities and other Persons (including, without limitation, all NDA notifications to the FDA identifying Biovail as a distributor of the Products).

6.12        Compliance Audits.

(a)           From time to time as GSK may elect during the Term (but no more than once each Calendar Year), during normal business hours and upon reasonable notice from GSK (but not less than 10 days notice), Biovail shall permit, and shall cause its subcontractors (as provide services with respect to the Product) to permit, duly authorized representatives of GSK to review and inspect the premises, facilities, Product inventories, records and documentation maintained by Biovail and its subcontractors for the purpose of determining compliance by Biovail with its obligations under this Agreement.

(b)           From time to time as Biovail may elect during the Term (but no more than once each Calendar Year), during normal business hours and upon reasonable advance notice from Biovail (but not less than ten (10) days notice), GSK shall permit and, to the extent possible, cause such of its subcontractors as shall provide services with respect to the Products to permit authorized representatives of Biovail to inspect, on the premises of GSK or its relevant subcontractors each manufacturing facility for the Products and on the premises of GSK where such records and inventory are kept, Product inventory, Manufacturing Documentation and GSK’s quality control records relating to the storage of the Products to ensure compliance with Good Manufacturing Practices, quality control standards and the packaging and labeling for the Products, and with applicable terms of this Agreement pertaining to the use of the Trademarks; provided, however, that except as otherwise provided herein, nothing in the foregoing shall allow or be construed to allow Biovail to have access to any confidential manufacturing know-how or trade secrets of GSK or any records containing or pertaining to same.  If GSK can not require a subcontractor to submit to such inspection by Biovail, GSK shall conduct any such inspections on Biovail’s behalf, and will report any results of such inspection to Biovail within sixty (60) days of completing the inspection.

ARTICLE 7.

PAYMENTS

7.01        Manner of Payment.  All payments to be made by Biovail to GSK pursuant to this Agreement shall be by wire transfer to the designated account of GSK in accordance with the following wire instructions, or such other account and instructions as may from time to time be designated in writing by an officer of GSK:

Bank:  {***}†

Routing Number: {***}†

Account Number: {***}†

7.02        Payment for Purchase of Existing Inventory.  Biovail shall purchase the Existing Inventory from GSK at a per-unit Product price that is {***}† of GSK’s Net Wholesale Price for the Product as of December 1, 2001 set forth on Exhibit 7.02 in accordance with the terms of Article 5 above. By not later than January 7, 2002, GSK shall deliver to Biovail a detailed invoice setting forth all Product contained in the Existing Inventory by NDC, the Product Prices payable therefor, and stating the total aggregate purchase price due and owing.

7.03        Late Payments.  In the event that any payment due under this Agreement is not made when due, said payment shall accrue interest from the date due at a rate of ten percent (10%) per annum. The payment of such interest shall not limit GSK from exercising any other rights it may have as a consequence of the delinquency of any Payment.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES

8.01        Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party that, as of the Effective Date:

(a)           Good Standing.  Such Party is duly organized, validly existing and in good standing under the Applicable Laws of the state, country or jurisdiction of its incorporation, is duly qualified to transact the business in which it is engaged in each jurisdiction where failure to be so qualified would have a material adverse effect upon its business as currently conducted, and has full corporate power and authority to enter into this Agreement and to carry out the provisions of this Agreement.

(b)           Power and Authority.  Such Party has the requisite power and authority and the legal right to enter into this Agreement, and to perform its obligations hereunder, and has taken all necessary corporate action on its part to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder. All persons who have executed this Agreement on behalf of such Party, or who will execute on behalf of such Party any agreement or instrument contemplated hereby, have been duly authorized to do so by all necessary corporate action.

(c)           Binding Obligation.  This Agreement has been duly executed and delivered on behalf of the Party and (assuming the due execution and delivery hereof by the other Party) such agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms, except that:

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(i)            such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws now or hereafter in effect relating to creditors rights generally, and

(ii)           such enforcement may be limited by equitable principles and Applicable Law.

8.02        Representations and Warranties of GSK.  GSK hereby represents and warrants to Biovail that:

(a)           No Violation of Instruments or Contracts.  The execution and the delivery of this Agreement and GSK’s consummation of the transactions contemplated hereby will not:

(i)            violate the Certificate of Incorporation or By-Laws of any of the GSK Entities;

(ii)           To The Knowledge Of GSK, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree specifically relating to the manufacturing, distribution or sale of the Product to which any GSK Entity is a party or by which it is bound and which would have a material adverse effect upon the distribution or sale of the Product as currently conducted by such GSK Entity, or

(iii)          To The Knowledge Of GSK, require the affirmative approval, consent, authorization or other order or action of any court, Governmental Authority or regulatory body or of any creditor of any of the GSK Entities, or

(iv)          To The Knowledge Of GSK, conflict with or result in a violation of Applicable Laws.

(b)           Compliance with Applicable Law.  Each GSK Entity is in compliance with all requirements of Applicable Law within the Territory, except to the extent that any noncompliance would not have a material adverse effect on the conduct of the manufacture, distribution or sale of the Products as currently conducted by such GSK Entity and would not materially and adversely affect GSK’s ability to perform its obligations under this Agreement.

(c)           Litigation and Claims.  There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, To The Knowledge of GSK, governmental investigation pending or threatened in writing within the Territory relating to the Products (it being understood that this sentence does not relate in any way to the subject matter of Section 8.02(e) of this Agreement), which, if adversely determined, would have a material adverse effect upon GSK’s ability to perform its obligations under this Agreement. GSK and its Affiliates are not in violation of, or in default with respect to, any Applicable Law, rule, regulation, order, judgment or decree, which violation or default would have a material adverse effect upon GSK’s ability to perform its obligations under this Agreement; nor is GSK or any of its Affiliates required to take any action outside of the ordinary course of business in order to avoid such violation or default.

(d)           Regulatory Filings.  GSK is the lawful holder of all rights under each of the NDA. GSK has complied in all material respects with all Applicable Laws and regulations in connection with the preparation and submission to the FDA of the NDA for Zovirax® Cream, and the NDA has been approved by the FDA.

(e)           Trademarks.

(i)            BW USA, a wholly-owned subsidiary of GSK, is the owner or exclusive licensee of the Trademarks in the Territory and such Trademarks are all the issued and registered trademarks for the Product in the Territory.

(ii)           The Trademarks are in full force and effect and have been maintained to date in the Territory.

(iii)          To The Knowledge GSK, none of the Trademarks infringes upon any trademark or other proprietary rights of any other Third Party in the Territory. There is no action, suit or proceeding pending or, To The Knowledge of GSK, that has been threatened in writing by any Third Party in the Territory against GSK or its Affiliates, which if adversely determined, would have a material adverse effect upon the ability of GSK or its Affiliates to use the Trademarks in connection with the marketing or sale of the Products in the Territory as currently conducted by GSK.

(f)            Patents.

(i)            GSK makes no representations or warranties that the claims of the patents of GSK are valid and/or enforceable or will be held valid and enforceable in the Territory. Further, GSK makes no representations or warranties that Biovail’s exercise of its rights under the Agreement will not infringe the patent rights of Third Parties.

(ii)           GSK represents and warrants that To The Knowledge of GSK, as of the Effective Date, there is no action, suit, proceeding, alternative dispute resolution, mediation or investigation pending against GSK relating to GSK’s patents for the Products in the Territory. GSK further represents and warrants that To The Knowledge of GSK, as of the Effective Date, GSK has not received notice of any material claim or counterclaim that GSK infringes or violates any patent rights of Third Parties in the Territory, or that any of GSK’s patents are invalid and/or unenforceable in the Territory.

8.03        Representations and Warranties of Biovail.  Biovail hereby represents and warrants to GSK that:

(a)           No Violation of Instruments or Contracts.  The execution and the delivery of this Agreement and the consummation of the transactions contemplated hereby by Biovail will not:

(i)            violate the Certificate of Incorporation or By-Laws of Biovail;

(ii)           To The Knowledge Of Biovail, materially conflict with or result in a material breach of any of the material terms, conditions or provisions of, or constitute an express event of default under, any material instrument, agreement, mortgage, judgment, order, award, or decree to which Biovail is a party or by which it is bound and that would have a material adverse effect upon the ability of either Biovail to perform its respective obligations under this Agreement; or

(iii)          To The Knowledge Of Biovail, require the affirmative approval, consent, authorization or other order or action of any court, governmental authority or regulatory body or of any creditor of Biovail or any of their respective Affiliates.

(iv)          To the Knowledge of Biovail, conflict with or result in a violation of Applicable Laws.

(b)           Compliance with Applicable Law.  Biovail, its Affiliates and the Designated Biovail Affiliate are in compliance with all requirements of Applicable Law within the Territory, except to the extent that any noncompliance would not have a material adverse affect upon its ability to perform its obligations under this Agreement.

(c)           Litigation and Claims.  There is no litigation, arbitration, claim, governmental or other proceeding (formal or informal), or, To The Knowledge of Biovail, governmental investigation pending or threatened in writing within the Territory against Biovail or any of its Affiliates where an adverse outcome would have a material adverse affect upon Biovail’s ability to perform its obligations under this Agreement. Biovail and its Affiliates are not in violation of, or in default with respect to, any Applicable Law, rule, regulation, order, judgment, or decree, which violation or default would have a material adverse effect upon Biovail’s ability to perform its obligations under this Agreement; nor is Biovail or any of its Affiliates required to take any action outside of the ordinary course of business in order to avoid such violation or default.

8.04        No Reliance by Third Parties.  The representations and warranties of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party hereto, and may not be relied upon by any Third Party.

ARTICLE 9.

INDEMNIFICATION AND INSURANCE

9.01        GSK Indemnity.  GSK shall indemnify and hold Biovail, its Affiliates, and its and their employees, agents, officers, and directors (individually and/or collectively referred to herein as an “Biovail Party”) harmless from and against any and all losses, liabilities, damages

(exclusive of special or consequential losses or damages), fees (including, until such time as GSK has notified Biovail in writing that it will assume control of a given Biovail Claim (as defined below), reasonable attorneys fees and costs of litigation pertaining to such Biovail Claim), and expenses paid or payable by an Biovail Party to a Third Party that result from or arise in connection with a claim, suit or other proceeding made or brought by such Third Party against an Biovail Party (a “Biovail Claim”) based on;

(i)            the breach of any obligation, covenant, agreement, representation or warranty of GSK contained in this Agreement, or

(ii)           any Third Party litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation arising out of or based upon the distribution, marketing, advertisement, promotion or sale of the Products by GSK prior to the Distributorship Commencement Date, or

(iii)          infringement of a Third Party’s patents, trademarks or service marks by reason of Biovail’s purchase of a Product under this Agreement which was manufactured by or for GSK and the Product’s sale by Biovail under the Patents, Trademarks or service marks for the Product in accordance with the provisions of this Agreement; or

(iv)          Third Party litigation, arbitration, claims, governmental or other proceeding (formal or informal) or investigation arising out of or based upon the manufacture of the Products by GSK or its Affiliates, and any use of any Product, whether prior to or after, the Distributorship Commencement Date;

provided, however, that GSK shall not be obligated to indemnify a Biovail Party under (i), (ii), (iii) or (iv) above for any loss, liability, damages, fees or expenses incurred by such Biovail Party to the extent arising out of or attributable to (a) a breach by Biovail of any obligation, covenant, agreement, representation or warranty of Biovail contained in this Agreement, or (b) any act or omission by Biovail or a Biovail Party which renders a Product defective and unreasonably dangerous or which constitutes negligence, recklessness, gross negligence, or willful misconduct on the part of Biovail or a Biovail Party, or (c) any overpromotion of a Product or dilution of a Product’s labeling or warnings by Biovail or a Biovail Party.

9.02        Biovail Indemnity.  Biovail shall indemnify and hold GSK, its Affiliates, and its and their employees, agents, officers, and directors (individually and/or collectively referred to hereinafter as a “GSK Party”) harmless from and against any and all losses, liabilities, damages (exclusive of consequential or special losses or damages), fees (including, attorneys fees and costs of litigation pertaining to a GSK Claim (as defined below)), and expenses paid or payable by a GSK Party to a Third Party that result from or arise in connection with a claim, suit or other proceeding made or brought by a Third Party against a GSK Party (a “GSK Claim”) based on, resulting from, or arising in connection with,

(i)            the breach of any obligation, covenant, agreement, representation or warranty of Biovail, its Affiliates or the Designated Biovail Affiliate contained in this Agreement;

(ii)           any Third Party litigation, arbitration, claim, governmental or other proceeding (formal or informal) or investigation arising out of or based upon the, distribution, marketing promotion, detailing or sale of a Product by Biovail or the Designated Biovail Affiliate;

(iii)          infringement of a Third Party’s trademarks by reason of the use of “Biovail”, or any variant thereof, on the labeling for a Product or in any materials used in promoting, detailing or advertising a Product; or

(iv)          any act or omission rendering a Product defective and unreasonably dangerous or constituting negligence, recklessness, gross negligence or willful misconduct on the part of Biovail, the Designated Biovail Affiliate or any other Biovail Party; any failure of promotional materials developed by Biovail or the Designated Biovail Affiliate to comply with applicable labeling and Product Registrations and with applicable law and regulations; as well as any overpromotion of a Product or dilution of a Product’s labeling or warnings by Biovail, the Designated Biovail Party or any other Biovail Party;

provided, however, that Biovail shall not be obligated to indemnify a GSK Party for any loss, liability, damages, fees or expenses incurred by such GSK Party to the extent arising out of, or attributable to, (a) a breach of any obligation, covenant, agreement, representation or warranty of GSK contained in this Agreement, (b) any act or omission by GSK or a GSK Party rendering a Product defective or unreasonably dangerous or constituting negligence, recklessness, gross negligence, or willful misconduct on the part of GSK or a GSK Party, including any failure by GSK to comply with relevant FDA and other applicable regulations or any negligent failure by GSK to supply relevant information about a Product to Biovail.

9.03        Control of Proceedings.  Each indemnified Party shall:

(a)           give the indemnifying Party written notice of any GSK Claim or Biovail Claim, as the case may be for purposes of this Section 9.03, (a GSK Claim or Biovail Claim being referred to as a “Claim”) or any potential Claim promptly after the indemnified Party receives notice of any such Claim or potential Claim. The Indemnifying Party shall notify the indemnified Party of its intentions as to defense of the Claim or potential Claim in writing promptly after receipt of notice of the Claim. Notices under this subsection 9.03(a) shall be provided in accordance with Section 13.13 below, with a copy by overnight courier or facsimile to: in the case of GSK: Carol Ashe, Vice President and General Counsel, Worldwide Business Development Transactions, R & D Legal Operations, GSK, Five Moore Drive, Research Triangle Park, NC 27709; in the case of Biovail to: Ken Cancellara, Senior VP and General Counsel, Biovail Corporation, 2488 Dunwin Drive, Mississauga, Ontario, L5L 1J9; and

(b)           allow the indemnifying Party to assume exclusive control of the defense and settlement (including all decisions relating to litigation, defense and appeal) of any such Claim (so long as it has confirmed its indemnification obligation responsibility to such indemnified Party under this Section 9.03(a) with respect to a given Claim); provided, however, that the indemnifying Party may not settle such Claim in any manner that would require payment by the indemnified Party, or would materially adversely affect the rights granted to the indemnified Party hereunder, or would materially conflict with the terms of this Agreement, without first obtaining the indemnified Party’s prior written consent, which consent shall not be unreasonably withheld; and

(c)           reasonably cooperate with the indemnifying Party in its defense of the Claim (including, without limitation, making documents and records available for review and copying and making persons within its control available for pertinent testimony). If the indemnifying Party assumes defense of the Claim, an indemnified Party may participate in, but not control, the defense of such Claim using attorneys of its choice and at its sole cost and expense. An indemnifying Party shall have no obligation or liability under this Article 9 as to any Claim for which settlement or compromise of such claim or an offer of settlement or compromise of such Claim is made by an indemnified Party without the prior written consent of the indemnifying Party, which consent shall not be unreasonably withheld. If an indemnifying Party notifies the indemnified Party in writing that it will not defend the indemnified Party against such a Claim asserted against the indemnifying Party, or if the indemnifying Party assumes the defense of the Claim in accordance with Section 9.03(a) yet fails to defend or take other reasonable, timely action, in response to such Claim asserted against the indemnified Party, the indemnified Party shall have the right to defend or take other reasonable action to defend its interests in such proceedings, and shall have the right to litigate, settle or otherwise dispose of any such Claim; provided, however, that no Party shall have the right to settle a Claim in a manner that would adversely affect the rights granted to the other Party hereunder, or would materially conflict with this Agreement, or would require a payment by the Party, without the prior written consent of the Party entitled to control the defense of such Claim.

9.04        Limitation of Liability.

(a)           EXCEPT AS OTHERWISE SET FORTH IN SECTION 9.04(C), IN NO EVENT SHALL EITHER GSK OR BIOVAIL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, SPECIAL, INCIDENTAL OR INDIRECT DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY DAMAGES ARISING FROM THE LOSS OF BUSINESS, DATA, PROFITS OR GOODWILL OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY) INCURRED OR SUFFERED BY THE OTHER PARTY WITH RESPECT TO EITHER PARTY’S PERFORMANCE OR FAILURE TO PERFORM UNDER THIS AGREEMENT, OR FOR ANY OTHER REASON, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES.

(b)           The limitation of liability expressed in Section 9.04(a) above shall not affect or otherwise limit the obligation of each Party hereunder to indemnify each other (in accordance with the provisions of Section 9.01, 9.02 and 9.03 as applicable) for claims which are brought by Third Parties.

(c)           Section 9.04(a) above notwithstanding, in the event that GSK fails to supply Products to Biovail within the timeframes specified in Article 5, Biovail may recover from GSK any consequential damages reasonably and proximately resulting from such failure-to-supply, subject to the following limitations and conditions: (i) GSK shall have no liability to Biovail for any such failure-to-supply arising from or caused by a Force Majeure event as provided in Article 10; (ii) the aggregate total amount of consequential damages for which GSK may be liable is limited to {***}†, regardless of whether losses giving rise to consequential damages are incurred on one or many occasions and regardless of whether the losses that would give rise to consequential damages reasonably and proximately suffered by Biovail as a result of such failure-to-supply exceed the limit of {***}†, (iii) once GSK has paid Biovail the total aggregate sum of {***}†, in consequential damages for failure-to-supply, it shall have no further liability of any kind to Biovail for consequential damages; and (iv) GSK shall have no liability to Biovail for any consequential damages that could have been avoided, reduced or mitigated by the reasonable efforts or actions of Biovail.

9.05        Insurance.  Biovail shall maintain at all times during the Term, and thereafter for ten (10) years, comprehensive general liability insurance, with endorsements for contractual liability and product liability with coverage limits of not less than {***}† per occurrence or claim, and an annual aggregate limit of liability of {***}†. Notwithstanding the foregoing, within sixty (60) days after the Effective Date, Biovail shall commence and complete a good faith review, in conjunction with Biovail’s insurance brokers and risk management consultants, of Biovail’s total insurance needs in light of Biovail’s current and prospective business activities including, without limitation, product liability coverage, business interruption insurance, and advertiser’s liability insurance to ensure that such coverage is reasonable and customary in the United States pharmaceutical industry for companies of comparable size, activities and product portfolio. Biovail shall present such review to GSK together with Biovail’s plans to update its insurance coverages. Prior to the Effective Date (and thereafter upon each anniversary thereof), Biovail shall furnish to GSK a certificate of insurance evidencing such coverage as of the Effective Date (and each anniversary thereof) and upon request by GSK at any time hereafter. Each such certificate of insurance shall include a provision whereby sixty (60) days’ written notice must be received by GSK prior to any material coverage modification or cancellation by either Biovail or the insurer. In addition to the foregoing, Biovail shall obtain and maintain property insurance on all Products and Sample Products delivered to Biovail and/or its agents, and shall provide GSK with certificates of such coverage, which certificates shall include a provision whereby sixty (60) days written notice must be received by GSK prior to any material coverage modification, or any cancellation, by either Biovail or the insurer.

ARTICLE 10.

FORCE MAJEURE

10.01      Force Majeure.  Any delays in performance by any Party under this Agreement, other than the payment of money, shall not be considered a breach of this Agreement if, and to

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

the extent, caused by occurrences beyond the reasonable control of the Party affected, including but not limited to acts of God, embargoes, governmental restrictions, materials shortages or failure of any supplier (where such shortage or failure is attributable to a supplier’s breach of its agreement with GSK or with a Third Party subcontractor or to an event of force majeure suffered by such supplier), fire, flood, explosion, earthquake, hurricanes, storms, tornadoes, riots, wars, civil disorder, failure of public utilities or common carriers, labor disturbances, rebellion or sabotage. The Party suffering such occurrence shall immediately notify the other Party of such inability and of the period for which such inability is expected to continue, and any time for performance hereunder shall be extended by the actual time of delay caused by the occurrence; provided, however, that the Party suffering such occurrence uses Commercially Reasonable Efforts to mitigate any damages incurred by the other Party. The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing, and shall have no liability for such non-performance, for so long as it is so disabled and for the 30 days thereafter following the cessation of such performance disability.

ARTICLE 11.

CONFIDENTIALITY 11.01

11.01                     Confidentiality.

(a)                                  No Party shall disclose, or permit any of its Affiliates to disclose, any Confidential Information (as defined below) to any Third Party, except, in the case of a disclosure by GSK or any of its Affiliates, with the prior written consent of Biovail, or, in the case of a disclosure by Biovail or any of its Affiliates, with the prior written consent of GSK. No Party shall use any Confidential Information for any purposes other than the purposes for which such information was disclosed or obtained. Each Party may disclose Confidential Information to its employees, representatives, consultants, professional advisors and agents who require access to such information in performing activities consistent with the purposes for which such information was disclosed or obtained provided that each Party shall be fully responsible for any breach of this Article 11 by its employees, representatives, consultants, professional advisors or agents. All Confidential Information shall be held in strict confidence by each Party and shall be protected with the same standard of care that such Party uses in protecting its own confidential information of a similar nature, but in no event shall such Party use less than a reasonable standard of care. For purposes of this Agreement, “Confidential Information” shall mean any and all information (i) regarding the terms of this Agreement or (ii) disclosed to or obtained by a Party pursuant to or in connection with the negotiation, execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Article 11 shall not apply to any Confidential Information (1) to the extent that the Confidential Information is publicly available or generally known other than by breach of the provisions of this Agreement or is lawfully disclosed by a Third Party which Third Party is not in breach of an obligation of confidentiality or otherwise prohibited from disclosing such Confidential Information; (2) to the extent disclosure is necessary to comply with the requirements of the United States Securities and Exchange Commission, the London Stock Exchange Limited, or any other Governmental Authority, in which event the Party making such disclosure shall notify the other Party as promptly as practicable (and, if possible, prior to making such disclosure), shall consult with the other Party so as to minimize the necessity of disclosure and shall seek confidential treatment of such information by the relevant Governmental Authority, including without limitation the United States Securities and Exchange Commission or the London Stock Exchange Limited; (3) disclosed by GSK to a Third Party subcontractor to the extent of, and pursuant to, an effective confidentiality agreement with such Third Party subcontractor which agreement contains confidentiality provisions substantially similar to those contained herein, or (4) disclosure of which is reasonably necessary in connection with (and strictly limited to) enforcement of such Party’s rights hereunder. The provisions of this Article 11 shall survive the expiration or termination of this Agreement and shall expire on the date ten (10) years from the date hereof.

(b)                                 The confidentiality obligations set forth in this Article 11 shall supersede the Confidential Disclosure Agreement between the Parties, in existence as of the Effective Date (“Confidentiality Agreement”), shall govern any and all information disclosed by either Party to the other pursuant thereto, and shall be retroactively effective to the date of such Confidential Disclosure Agreement.

11.02                     Use of Information.  Each Party shall use, and cause each of its Affiliates to use, any Confidential Information obtained by it from the other Party or their respective Affiliates, pursuant to this Agreement or otherwise, solely in connection with the transactions contemplated hereby.

11.03                     Relief.  Each Party shall be entitled, in addition to any other right or remedy it may have, at Applicable Law or in equity, to an injunction, without the posting of any bond or other security, enjoining or restraining any other Party from any violation or threatened violation of this Article 11.

ARTICLE 12.

TERMINATION

12.01                     Term.  This Agreement shall become effective as of the Effective Date and, unless sooner terminated as provided herein, shall expire at 11:59 p.m. PST on December 31, 2021.

12.02                     Breach.  Failure by either Party to comply with any of the material obligations contained in this Agreement shall constitute an event of default under this Agreement, and shall entitle the other Party, if it is not in material default hereunder and subject to any cure provisions provided hereinbelow, to give written notice specifying the nature of the default and to exercise the rights of termination provided hereinbelow.  If such default is with respect to (i) any payment required to be made by Biovail pursuant to Articles 5 or 7 and is not cured within ten (10) Business Days after receipt of such notice, or (ii) is with respect to any other obligation of either Party and is not cured within ninety (90) days after the receipt of such notice (or, if such default cannot be cured within such 90-day period, if the Party in default does not, commence and diligently continue substantive actions to cure such default and thereafter effect full cure of such default within one hundred twenty (120) days after receipt of the foregoing notice of default), the notifying Party shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement and in addition to any other remedies available to it by Applicable Law or in equity, to terminate this Agreement by giving written notice, said termination to take effect immediately upon delivery of such notice.

12.03                     Insolvency or Bankruptcy.  In the event that a Party shall (i) commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order of relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts; or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for any substantial part of its assets, or the Party shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against a Party any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of one hundred and twenty (120) days; or (iii) there shall be commenced against the Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, restraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal, within one hundred and twenty (120) days from the entry thereof; or (iv) the Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clauses (i), (ii), or (iii) above; or (v) the Party shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; then, (A) upon the occurrence of the events described in clauses (i) or (ii), above, in addition to any other remedies available to the other Party by Applicable Law or in equity, this Agreement immediately shall terminate and all amounts owing under this Agreement shall immediately become due and payable, and (B) upon the occurrence of the events described in clauses (iii), (iv), or (v) above, in addition to any other remedies available to the other Party by Applicable Law or in equity, the other Party may terminate this Agreement, in whole or in part as the terminating Party may determine, by giving written notice, which shall be effective immediately upon delivery of such notice.

12.04                     Other Termination Situations.

(a)                                  GSK may (without prejudice to any of its other rights conferred on it by this Agreement or by Applicable Law) terminate this Agreement effective immediately by giving written notice to such effect to Biovail in the event that

(i)                                     Biovail engages in illegal activities or illegal conduct which materially and adversely damages the market or potential market for the Product; or

(ii)                                  GSK withdraws Product from the U.S. market for safety reasons in connection with a withdrawal of Product from its markets worldwide generally for such reasons (in which event the termination shall be limited to such Product only) which withdrawal continues uninterrupted for a period in excess of twelve (12) consecutive calendar months.

(b)                                 If Biovail shall, at any time subsequent to the provisions of Section 3.02(b)(ii) becoming operative, fail to submit the enumerated items and materials to DDMAC for its pre-clearance review and approval or otherwise fail to meet its obligations under Section 3.02(b)(ii), or if Biovail shall receive a Warning Letter or NOV during or after the Pre-Clearance Period, GSK may (without prejudice to any of its other rights conferred on it herein or by Applicable Laws) terminate this Agreement by written notice to Biovail, with said termination to be immediately effective.

(c)                                  If GSK is unable to supply at least {***}† of the amount of Products required to fulfill Purchase Orders, delivered against accepted forecasts of Biovail’s requirements of Products, for a period in excess of ninety (90) consecutive days, Biovail may terminate this Agreement upon thirty (30) days written notice. If GSK’s failure to supply is the result of a force majeure event as specified in Article 10, no further liability shall attach or accrue to either Party upon termination of this Agreement pursuant to this Section 12.05(c).

12.05                     Effect of Termination.

(a)                                  Upon expiration of this Agreement or upon termination of this Agreement by either Party Biovail shall promptly:

(i)                                     return to GSK all relevant records, materials or confidential information relating to the Product in its (or any Affiliates or contractors’) possession or control;

(ii)                                  cease all marketing, sale, promotion, advertising, and distribution of the Product, and

(iii)                               discontinue use of the Trademarks, destroy all advertising or other printed materials bearing the Trademarks, and Biovail’s right to use the Trademarks for the Product in the Territory shall terminate.

(b)                                 Any acceptance by GSK of any order from Biovail on the sale of any Product by GSK to Biovail after the expiration or termination of this Agreement shall not be construed as a renewal or extension of this Agreement or as a waiver of termination thereof.

(c)                                  Upon termination of this Agreement by either Party prior to the expiration of the Term, all rights granted to Biovail under Article 2 hereof with respect to the Product shall terminate and revert solely in GSK.

(d)                                 Upon termination of this Agreement by GSK under Sections 12.02, 12.03 or 12.04(a)(i) above GSK may, in its sole discretion, elect to repurchase Products from Biovail, in such quantity as GSK shall determine, up to an aggregate dollar amount equal to two (2) months of Product inventory (as determined based upon Biovail’s aggregate monthly purchases of Products from GSK for the immediately preceding twelve (12) calendar months). All Product so

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

repurchased by GSK shall be sold to GSK at the per-unit purchase price originally paid for such Product by Biovail to GSK. In making any repurchase of Products, GSK shall have the right to select which units of Product shall be repurchased from Biovail’s Product inventory. The remaining balance of Product inventory not selected for repurchase by GSK may thereafter be sold for a period of ninety (90) days following the completion of GSK’s selection process at a price per unit that is not less than {***}† of the Net Wholesale Price charged by Biovail for such Products as of the date of Termination of the Development Agreement. Upon the expiration of said 90-day period any Product remaining in Biovail’s inventory shall be destroyed.

(e)                                  Upon termination of this Agreement by Biovail under Sections 12.02 and 12.03, GSK shall repurchase from Biovail’s entire inventory of unexpired Products then on hand, at the per-unit prices paid by Biovail for such Product.

(f)                                    Biovail expressly acknowledges that each of the Distribution Rights Payment and the Additional Rights Payments are unconditional and non-refundable (in whole or in part) and further, expressly agrees that in the event of termination of this Agreement, for any reason whatsoever, there will be no return or refund by GSK of any portion of the Distribution Rights Payment or the Additional Rights Payments.

12.06                     Accrued Rights; Surviving Obligations.

(a)                                  Termination, relinquishment or expiration of this Agreement for any reason shall be without prejudice to any rights, which shall have accrued to the benefit of either Party prior to such termination, relinquishment or expiration. Such termination, relinquishment or expiration shall not relieve either Party from obligations, which are expressly indicated to survive termination or expiration of this Agreement.

(b)                                 All of the Parties’ rights and obligations under Articles 9 and 11 and Sections 5.01(a) and 12.05 shall survive expiration or termination of this Agreement.

ARTICLE 13.

MISCELLANEOUS PROVISIONS

13.01                     Assignment.  Neither Party shall assign or otherwise transfer this Agreement or any interest herein or right hereunder without the prior written consent of the other Party, and any such purported assignment, transfer or attempt to assign or transfer any interest herein or right hereunder shall be void and of no effect; except that each Party, unless otherwise prohibited by this Agreement may assign its rights and obligations hereunder to an Affiliate without the prior consent of the other Party (although, in such event, the assigning Party shall remain primarily responsible for all of its obligations and agreements set forth herein, notwithstanding such assignment). In addition, GSK may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) of GSK’s business or to a

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

purchaser of all or substantially all of its business assets. Furthermore, Biovail may assign its rights and obligations to a successor (whether by merger, consolidation, reorganization or other similar event) of Biovail’s business or to a purchaser of all or substantially all of its business assets provided Biovail has first obtained GSK’s consent which shall be withheld only in the event that GSK determines, using its reasonable business discretion, that such successor is not capable of fulfilling Biovail’s obligations under this Agreement with respect to the distribution of the Products as prescription drugs in the Territory.

13.02                     Non-Waiver.  Any failure on the part of a Party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

13.03                     Dispute Resolution; Venue.

(a)                                  In the event of any dispute, controversy or claim arising out of or relating to this Agreement (hereinafter collectively referred to as a “Dispute”), the Parties shall attempt to settle any such dispute, in good faith, by the Dispute to appropriate senior management representatives of each Party in an effort to effect a mutually acceptable resolution thereof. In the event no mutually acceptable resolution of such Dispute is achieved in accordance with this Section 13.03(a) within a reasonable period of time, any dispute, controversy or claim that arises under, out of, or in connection with, or relating to this Agreement, or any breach, termination or alleged invalidity of this Agreement, shall be resolved by the courts of law of the State of New York.

(b)                                 Venue.  Any court proceeding instituted by one Party against the other with respect to this Agreement shall be commenced in the United States District Court for the Eastern District of New York; provided, however, that if a court proceeding is brought as a Third Party action as part of a proceeding pending in a different venue, either Party may initiate such Third Party action against the other Party in such venue.

13.04                     Entirety of Agreement; Amendments.

(a)                                  This Agreement, the Exhibits attached hereto, and any related agreements where herein referenced, contain the entire understanding of the Parties with respect to the subject matter hereof and thereof and supersede all previous and contemporaneous verbal and written agreements, representations and warranties with respect to such subject matter. This Agreement shall not be strictly construed against either Party hereto.

(b)                                 This Agreement may be waived, amended, supplemented or modified only by a written agreement executed by each of the parties hereto.

13.05                     Public Announcements.  The form and content of any public announcement to be made by one Party regarding this Agreement, or the terms hereof, shall be subject to the prior written consent of the other Party (which consent may not be unreasonably withheld), except as may be required by Applicable Law (including, without limitation, disclosure requirements of the SEC, NASDAQ, or any other stock exchange) in which event the other Party shall use

Commercially Reasonable Efforts to give the other Party reasonable advance notice and reasonable opportunity to review any such disclosure.

13.06                     Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of laws principles.

13.07                     Relationship of the Parties.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained in this Agreement shall be construed or implied to create an agency, partnership, joint venture, or employer and employee relationship between GSK and Biovail. Except as otherwise provided herein, neither Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for or in the name of the other Party. No Party shall be liable for the act of any other Party unless such act is expressly authorized in writing by both Parties hereto.

13.08                     Counterparts.  This Agreement shall become binding when any one or more counterparts hereof, individually or taken together, shall bear the signatures of each of the Parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against the Party whose signature appears thereon, but all of which taken together shall constitute but one and the same instrument.

13.09                     Severability.  If any part of this Agreement is declared invalid by any legally governing authority having jurisdiction over either Party, then such declaration shall not affect the remainder of the Agreement and the Parties shall revise the invalidated part in a manner that will render such provision valid without impairing the Parties’ original intent.

13.10                     Cumulative Rights.  Except as herein expressly provided, the rights, powers and remedies hereunder shall be in addition to, and not in limitation of, all rights, powers and remedies provided at Applicable Law or in equity, or under any other agreement between the Parties, and all of such rights, powers and remedies shall be cumulative, and may be exercised successively or cumulatively.

13.11                     No Other Rights.  No rights or licenses in or to either Party’s patent rights, know-how, copyrights or trademarks are granted by a Party to the other, or shall be created or implied hereunder, except those licenses and rights that are expressly granted in this Agreement.

13.12                     Expenses.  Except as may be otherwise provided herein, GSK and Biovail shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and any related agreements and, except as set forth in this Agreement or any related agreements, the performance of the obligations contemplated hereby and thereby

13.13                     Notices.  Unless otherwise explicitly set forth herein, any notice required or permitted to be given hereunder shall be in writing and shall be delivered personally by hand, or sent by reputable overnight courier, signature required upon delivery, to the addresses of each Party set forth below or to such other address or addresses as shall be designated in writing in the same manner: (a) If to GSK: David Stout, President — U.S. Pharmaceuticals, Five Moore Drive, Research Triangle Park, NC 27709, with a copy to Carol Ashe, Vice President and General Counsel, Worldwide Business Development Transactions, R & D Legal Operations, 2301 Renaissance Blvd, King of Prussia, PA, 19406; (b) If to Biovail: Biovail Laboratories Incorporated, Chelston Park, Building 2, Collymore Rock, St. Michael BH1, Barbados, West Indies, Attention: Eugene Melnyk, President with a copy to Biovail Corporation, 7150 Mississauga Road, Mississauga, Ontario L5N 8M5, Attention: Chief Legal Officer. All notices shall be deemed given when received by the addressee.

13.14                     Relief From Marketing Obligations.  In the event that GSK shall be unable to supply a Product to Biovail for a period of three (3) consecutive calendar months, and Biovail shall deplete its inventory of such Product for sale to the trade, then Biovail may, until such time as GSK resumes shipment of the Product, temporarily suspend its marketing and promotion of the Product.  Such temporary suspension shall not be deemed to be a breach of this Agreement. Immediately upon GSK’s resumption of shipments of the Product, Biovail shall resume marketing and promotion of the Product.

13.15                     No Benefits Obligations.  Each of Biovail and GSK acknowledges and agrees that the other Party is not, and shall not be, responsible to the other Party, its employees, agents or representatives, or to any governmental entity for any compensation or benefits (including without limitation, vacation and holiday remuneration, health care coverage or insurance, life insurance, pension or profit-sharing benefits and disability benefits), pay-roll related taxes or withholdings, or any governmental charges or benefits (including, without limitation, unemployment and disability insurance contributions or benefits and worker’s compensation contributions and benefits) that may be payable to, imposed upon, or be related to the performance of this Agreement by such Party’s employees, agents, contractors or representatives.  Each Party acknowledges and agrees that any such individual employees, agents, representatives, contractors or other persons used by such Party to perform its obligations under this Agreement are not employees of the other Party or any of its Affiliates, and that such Persons are not eligible to participate in any “employee benefits plans”, as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, that are sponsored by the other Party or any of its Affiliates.

13.16                     Audit Rights.  Biovail shall, for a period of three (3) years from the end of each Calendar Year during the Term, maintain complete and accurate records of sales, pricing and all other information necessary for GSK to accurately calculate Gross Sales of Products, Net Wholesale Prices charged for Products and satisfaction of Promotional Spend Requirements. GSK shall, upon reasonable advanced written notice, have the right through its employees or an independent, certified public accountant to audit such records at the place or places of business where such records are customarily kept in order to verify the accuracy of the foregoing items. GSK shall bear the full costs of any such audit unless such audit discloses a variance of more than five percent (5%) from the amounts of any Variable Adjustment, Fixed Adjustment or Promotional Spend Requirement calculated in accordance with the terms of this Agreement, in which event, Biovail shall bear the full cost of such audit.

13.17                     Condition Precedent.  The consummation of the transaction contemplated herein, and rights and obligations of the Parties hereunder, are expressly subject to, and contingent upon, the execution of the Development Agreement by the Parties and the Parties obtaining any and all required Governmental Authority approvals for the consummation of the transactions contemplated by the Development Agreement, including, without limitation, any and all approvals required under the Hart-Scott-Rodino Antitrust Improvements Act.

13.18                     No Reliance.  The Parties expressly acknowledge and agree that each Party has full, complete and clear understanding of; (i) the transactions contemplated by this Agreement; (ii) its rights, obligations and liabilities under this Agreement and (iii) all issues and risks associated with the transactions contemplated herein, as uncovered in the course of its due diligence. The Parties further acknowledge and agree that each Party has made a fully informed decision to proceed with the execution of this Agreement and the consummation of the transactions contemplated herein. Each of the Parties further acknowledges and agrees that it is entering into this Agreement in reliance solely and exclusively upon its own due diligence, analysis, forecasts and conclusions, and upon the analysis and opinions of its own outside consultants and advisers (including, without limitation, auditors, accountants and legal counsel), and not as a result of any forecasts, analysis or opinions of the other Party.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in multiple counterparts by its duly authorized representative.

SEPARATE SIGNATURE PAGES FOLLOW

(Stamped)

Separate Signature Page

to

Distribution Rights Agreement

by and among

SmithKline Beecham Corporation and

Biovail Laboratories Incorporated

Dated

SMITHKLINE BEECHAM CORPORATION

By:	/s/ Donald F. Parman

Name:	Donald F. Parman

Title:	Vice President & Secretary

BIOVAIL LABORATORIES INCORPORATED

By:	/s/ Eugene Melnyk

Name:	Eugene Melnyk

Title:	President

INDEX OF EXHIBITS

EXHIBIT	1.01A	Product
EXHIBIT	1.01 B	Intellectual Property and Trademarks
EXHIBIT	5.01(c)(i)	Additional Rights Payments Upon Generic Entry
EXHIBIT	5.01(c)(ii)	Additional Rights Payments Following Generic Entry
EXHIBIT	5.02(e)(i)	Annual Minimum Purchase Requirements
EXHIBIT	5.02(e)(ii)	Annual Minimum Purchase Requirements (if Zovirax☐ Cream NDA not approved by June 30, 2003)
EXHIBIT	5.05	Order Quantities
EXHIBIT	5.14	Milestone Tables
EXHIBIT	6.09	Adverse Events
EXHIBIT	7.02	Product Net Wholesale Prices (as of 12/31/01)

Exhibit 1.01A

Zovirax Distribution Agreement

Product

Trade Product (tubes)	GSK NDC	Pkg Size

Zovirax Ointment 3G	0173099341	discontinued
Zovirax Ointment 15G	0173099394	1 tube
Zovirax Cream 2G	0173070001	1 tube
Zovirax Cream 5G	0173010053	1 tube

Sample Product	GSK NDC	Pkg Size
Zovirax Ointment 1.5G Tube	0173099321	discontinued
Zovirax Ointment 0.9G Sachet	0173099320	10 Sachets
Zovirax Cream 0.8G Tube	0173059941	discontinued
Zovirax Cream 0.9G Sachet	0173070020	10 Sachets

Exhibit 1.01 B

Zovirax Distribution Agreement

Intellectual Property

Trademarks

ZOVIRAX PRESCRIPTION OINTMENT AND CREAM U.S. MARKS

Mark:	Reg.: No.	Reg. Date	Status	Current Owner
ZOVIRAX	1,141,502	November 18, 1980	Renewed	BW USA Inc.
ZOVIRAX 200	2,046,330	March 18, 1997	Registered	BW USA Inc.
ZOVIRAX (Stylized)	2,223,200	February 9, 1999	Registered	BW USA Inc.

Patents in Effect

Patent No.	Expiry

4,963,555	Oct. 16, 2007

Exhibit 5.01(c)(i)

Zovirax Distribution Agreement
Additional Rights Payments (millions of dollars)
when Generic Entry for Ointment
precedes January 1, 2005

Additional Rights Payment ($millions)
Calendar Year
	2002	2003	2004
Year of Generic Entry for Ointment
2002	{***}†	{***}†	{***}†
2003		{***}†	{***}†
2004			{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit 5.01(c)(ii)

Zovirax Distribution Agreement

New Additional Rights Payments (millions of dollars)
beginning with Calendar Year 2003

1.                                       Zovirax Cream has not received Product Registration on or before June 30, 2003

2.                                       Generic Entry with respect to Zovirax Ointment has occurred

Additional Rights Payment ($millions)
Calendar Year
	2003	2004	2005	2006
Date of Zovirax Cream Launch
After 6/30/03	{***}†	{***}†	{***}†	{***}†
After 6/30/04		{***}†	{***}†	{***}†
After 6/30/05			{***}†	{***}†
After 6/30/06				{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit 5.02 (e)(i)

Zovirax Distribution Agreement

Fixed Annual Minimum Purchase Requirement (millions of dollars)
when Generic Entry for Ointment
precedes January 1, 2005

{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit 5.02 (e)(ii)

Zovirax Distribution Agreement

Fixed Annual Minimum Purchase Requirement (millions of dollars)
beginning with Calendar Year 2003

1.                                       Zovirax Cream has not received Product Registration on or before June 30, 2003

2.                                       Generic Entry with respect to Zovirax Ointment has occurred

{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit 5.05

Zovirax Distribution Agreement

Batch Order Quantities

Zovirax Ointment	Minimum Order Quantity
3 gram Tube	{***}†
15 gram Tube	{***}†
1.5 gram Tube Sample	{***}†
0.9 gram Sachet Sample	{***}†

Zovirax Cream	Minimum Order Quantity
2 gram Tube	{***}†
5 gram Tube	{***}†
0.8 gram Tube Sample	{***}†
0.9 gram Sachet Sample	{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

Exhibit 5.14

Projected Milestones for Launch
Zovirax Ointment - .9g Sachet

REGULATORY
•	Submit printed labeling to FDA	6 Mar 03
•	30 days elapsed labeling review	6 Apr 03
•	Submit CBE-30 with 1 batch release data	6 Apr 03
•	Submit release data from 2 additional batches	30 Apr 03
•	30 days elapsed on CBE-30	6 May 03
MANUFACTURING
•	Primary installation of sachet filling equipment	Complete
•	Equipment qualification and line trials	Complete
•	Manufacture/filling of pilot batch to provide first batch release data with CBE-30	Complete
•	Manufacture two validation/commercial batches	3-5 Mar 03
PRIMARY PACKAGING (FILLING)
•	Receive / release sachet material	28 Feb 03
•	Fill two validation/commercial batches (yield ~205,000 sachets each)	4-6 Mar 03
•	QA release data on two batches available	27 Mar 03
•	Validation documentation completed	3 Apr 03
SECONDARY PACKAGING
•	Receive / release (conditional) printed folders and trays	31 Mar 03
•	Pack batch #1 (yield ~20,500 units)	1-14 Apr 03
SHIPMENT
•	Final release of batch #1 for shipment	21 May 03
•	Ship date to DDN (Biovail)	26 May 03

Assumptions:

•	No further stability issues arise.
•	FDA reviews proposed labeling within 4 weeks and makes no changes.
•	Vendors of printed components deliver on promise dates.
•	No significant manufacturing, filling, or analytical testing issues arise during the validation process.
•	FDA has no objections to the CBE-30 filing.
•	DMF for Vin Plastics is acceptable to the FDA.

Planned at risk:

•	Purchase printed foil, folders, and trays
•	Fill two batches of ointment sachets
•	Package one batch of ointment sachets

Projected Milestones for Launch
Zovirax Cream - 2g Trade and .8g Samples

MANUFACTURING
•	Receive / release (conditional) raw materials for manufacture	20-Feb-03
•	Experimental batch and line trials	21-Feb – 3-Mar-03
•	Manufacture validation/commercial batch #1	10-Mar-03
•	Manufacture validation/commercial batches #2 and #3 (needed for validation of manufacturing process)	11 – 12-Mar-03
PRIMARY PACKAGING (FILLING)
•	Receive / release (conditional) 2g/.8g tubes	7-Mar-03
•	Fill batch #1 - 2g tubes (yield ~198,000)	13 – 14-Mar-03
•	Receive/IQ/OQ .8g change parts	14 Mar 03
•	Fill batch #2 - .8g tubes (yield ~470,000)	15 – 20-Mar-03
SECONDARY PACKAGING
•	Receive / release 2g/.8g cartons, cases, PI’s	29-Mar-03
•	Pack partial batch #1 – 50,000 2g tubes	2 – 7-Apr-03
•	Pack partial batch #2 – 200,000 .8g tubes	8 - 24-Apr
SHIPMENT
•	Final QA release of 2g product (50,000 units)	18-Apr-03
•	Ex-factory date – 2g	23-Apr-03
•	Final QA release of .8g product (200,000)	1 May 03
•	Ex-factory date – .8g	6 May 03

Assumptions:

•	Vendors of tubes, cartons, trays, cases and PI’s deliver on promise dates.
•	Components and product used with QA “conditional release” are ultimately found to be within specification.
•	All batches are filled within validated bulk hold time.
•	No significant manufacturing, filling, or analytical testing issues arise during the validation process.

Planned at risk:

•	Filling two batches before stability results known

Projected Milestones for Launch
Zovirax Cream - 5g Trade

STABILITY BATCHES
•	Receive / Release blank tubes	25-Feb-03
•	Manufacture and fill 500 tubes from pilot scale (50kg) batch	26-Feb - 6-Mar-03
•	Put batch up on stability — Time zero	12-Mar-03
VALIDATION / COMMERCIAL BATCH
•	Approve artwork for 16mm tube	28-Mar-03
•	Receive / release (conditional) printed tubes	20-May-03
•	Manufacture validation/commercial batch	21-May-03
•	Primary packaging (filling)	6 – 8-May-03
•	Receive / release printed components	2-May-03
•	Secondary packaging	30-May – 11-Jun-03
CBE-0
•	Submit printed labeling to FDA	31-Mar-03
•	30 days elapsed labeling review	30-Apr-03
•	3-month pull date — stability batch	13-Jun-03
•	Complete QA testing	27-Jun-03
•	Submit CBE-0 to FDA	8-Jul-03
SHIPMENT
•	Final QA release of 5g product	10-Jul-03
•	Ex-factory date	16-Jul-03

Assumptions:

•	4g/single fold tubes have no stability failures and are acceptable to the FDA
•	New specifications and artwork for 16mm tubes can be turned around in time for the tube vendor’s next 16mm production run.
•	FDA reviews proposed labeling within 4 weeks and makes no changes.
•	Vendors of printed components deliver on their promise dates.
•	No significant manufacturing, filling, or analytical testing issues arise during the validation process.

Planned at risk:

•	Purchase printed tubes and cartons
•	Fill one batch before stability results known
•	Package one batch before filled intermediate is released

Projected Milestones for Launch
Zovirax Cream — .9g Sample Sachet

STABILITY BATCH
•	Pull 50kq from first 2g/.8g validation/commercial batch	10-Mar-03
•	Fill 1500 sachets	21-Mar-03
•	Put batches up on stability — Time zero	28-Mar-03
VALIDATION / COMMERCIAL BATCH
•	Receive / release printed foil,	17-Apr-03
•	Manufacture validation/commercial batch	5-May-03
•	Primary packaging (filling)	6 - 8-May-03
•	Receive / release printed components	16-Apr-03
•	Secondary packaging	30-May – 12-Jun-03
CBE-30
•	Submit printed labeling to FDA	31-Mar-03
•	30 days elapsed labeling review	30-Apr-03
•	3-month pull date — stability batch	1-Jul-03
•	Complete QA testing	9-Jul-03
•	Submit CBE-30 to FDA	18-Jul-03
•	30 days elapsed on CBE-3	18-Aug-03
SHIPMENT
•	Final QA release of product	20-Aug-03
•	Ex-factory date	25-Aug-03

Assumptions:

•	Newly designed filling nozzle performs well with cream product.
•	There are no stability failures.
•	FDA reviews proposed labeling within 4 weeks and makes no changes.
•	Vendors of printed components deliver on their promise dates.
•	No significant manufacturing, filling, or analytical testing issues arise during the validation process.
•	FDA has no objections to the CBE-30 filing.

Planned at risk:

•	Purchase printed foil, folders, and trays
•	Fill two batches of ointment sachets
•	Package one batch of ointment sachets

Exhibit 6.09

Adverse Events

Between
Biovail Pharmaceuticals, Inc. (Biovail)
(as a designate for Biovail Laboratories Incorporated)
and
GlaxoSmithKline (GSK)
for
the following products:

Zovirax ®(Acyclovir) Cream, 0.05%
Zovirax ©(Acyclovir) Ointment, 0.05%

I.                                         Introduction

GSK will retain the NDA and complete regulatory responsibilities for the above products as specified in the Code of Federal Regulations (CFR). These regulatory responsibilities include submitting adverse event reports to the FDA as described under CFR 314.80 (c), which includes 15-day reports for serious adverse events, and filing a periodic drug experience report on an annual basis. GSK will continue submitting all other postmarking reports as described under CFR 314.81 including field alerts and annual reports.

2.                                       Definitions

Serious Adverse Event: Any event which: (a) is fatal, (b) is life-threatening, (c) is disabling or incapacitating, (d) requires or prolongs in-patient hospitalization, (e) is a congenital anomaly or (f) is any event which, though not included in (a) through (e) above, may jeopardise the patient or may require intervention to prevent one of the outcomes listed above.

Spontaneous Report: A spontaneous report concerns an individual patient who has experienced an adverse event in the course of routine clinical practice with the use of a marketed product (i.e., not a patient enrolled in a clinical trial) . The report is unsolicited.

Spontaneous reports include reports from any source (e.g., health professional, consumer, patient, lawyer, company sales representative, relative, etc.) regardless of how well documented. This includes all reports, not just those that meet the definition of serious. A causal relationship does not need to be established.

3.                                       Compliance

Obligations under this Safety Data Exchange will be performed in accordance with all applicable federal, state and local laws and regulations including, but not limited to, the US Federal Food Drug and Cosmetic Act.

4.                                       Exchange of Safety Data

4.1                                 Clock Start Date

Biovail will forward reports of adverse events and pregnancy exposures to GSK according to the following timelines. The clock start date for reporting to GSK begins immediately when any employee or agent of Biovail first receives or is notified of an adverse event or pregnancy report.

4.2                                 Timelines for Forwarding Spontaneous Reports from Any Source

4.2.1                        Procedure During Working Hours

•                                            During Biovail working hours 8:30 AM until 5:00 PM, Biovail will transfer all Zovirax product-related calls to a central phone number within Biovail, staffed by a trained medically-qualified Biovail employee (i.e., this phone number will not be answered by voice mail during working hours).

•                                            If an adverse event is involved, Biovail will complete a GSK-designed phone form. (See Appendix A) Any necessary follow-up calls to complete this form will be the responsibility of Biovail.

•                                            If the call involves a serious adverse event, the report will be sent by fax to GSK at 919-483-5404 within one business day of receipt by Biovail. Non-serious reports will be forwarded by fax to GSK within five business days

•                                            GSK will train the Biovail staff that will be managing the Zovirax product calls, to ensure that they have basic knowledge of adverse events and AE-related procedures.

4.2.2                        Procedure After Hours

After the Biovail telephone switchboard closes, 5:00 PM on Monday-Friday and all day Saturday and Sunday), instructions on the main number should instruct callers how they may reach an appropriate Biovail person to report their adverse event Biovail will insure that a mechanism is in place to handle after-hour emergency phone calls regarding adverse events involving the Zovirax products. Serious reports received by Biovail after normal business hours will be sent by fax to GSK at 919-483-5404 within one business day of receipt by Biovail. Non-serious reports received by Biovail after normal business hours will be forwarded by fax to GSK within five business days.

4.2.3                        Written Reports

Biovail will send a copy of any written correspondence describing an AE to GSK (including the envelope in which the correspondence was received). These reports will be sent by fax (919-483-5404) within one working day of receipt. Biovail will retain the original written correspondence in accord with existing Biovail retention policies.

4.2.4                        Reports Received via Biovail Field Staff

Biovail will employ sales representatives or other field staff who may learn of AEs during the course of their interactions with practicing health care professionals. These AEs must be reported by telephone to Biovail immediately in order to ensure the reporting obligation outlined in Section 4.2.1 is met. Biovail will ensure that all field staff are aware of and are trained on this policy.

4.2.5                        Literature Reports

GSK will scan scientific/medical literature for AE’s with the Zovirax products. However, if Biovail becomes aware of any publication from the scientific literature in which any of the Zovirax products is a suspect drug, Biovail will forward that publication to GSK by fax within one business day.

5                                          Follow-Up

GSK is responsible for appropriate follow-up of AE’s reports.

6                                          Data Dissemination

•                                          GSK shall hold and maintain a Zovirax products database of AE’s.

•                                          GSK shall compile and maintain the Periodic Reports [or Periodic Safety Update Reports (PSURs) when applicable] for the Zovirax products and will provide Biovail with a copy of each of the Periodic Reports (or PSUR) at the time of regulatory submission.

•                                          Biovail will inform GSK of any regulatory inquiries involving safety issues with any of the Zovirax products as soon as possible.

7                                          Key Contacts

GSK:

Procedural inquiries should be sent to:

Sandra Bettenhausen, RPh, MBA

Director, Quality Management Group, RTP

Global Clinical Safety and Pharmacovigilance

(919) 483-5069

Biovail Pharmaceuticals, Inc.

All Correspondence and Inquiries shall be sent to:

Ben Sarafpour

Senior Director, Medical Affairs

908-927-1851

The responsible contacts for surveillance are:

GSK	Biovail Pharmaceuticals

Sandra Bettenhausen, RPh, MBA Director, Case Management Group, RTP 919-483-5069	Ben Sarafpour Senior Director, Medical Affairs 908-927-1851

Karen Dillinger, RN, BSN Director, Spontaneous Reports Group 919-483-5065

8                                          Reviews and Revisions

This agreement will be reviewed every two years and revised as necessary by agreement between the companies.

Appendix A

GSK/Biovail AE Telephone Memo

To:                                                                              North American Product Surveillance (NAPS)

From(Name):                                                                                                                                                                                                                            Phone Extension

Date:                                                                    Time:

Subject:                                                     Zovirax AE

Exhibit 7.02

Zovirax Distribution Agreement

Product	Current GS NDÇ	Prices
Zovirax Ointment 3gm	00173-099341	{***}†
Zovirax Ointment 15gm	00173-099394	{***}†

† Represents material which has been redacted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

i

(continued)

(continued)

		Page

ARTICLE 6.	MANUFACTURE OF PRODUCT; ADVERSE REACTION REPORTING AND PRODUCT COMPLAINTS’ MEDICAL INFORMATION SERVICES; PRODUCT RETURNS; COMPLIANCE WITH APPLICABLE LAW. COMPLIANCE AUDITS	38

6.01	Manufacture of Product	38

6.02	Certificate of Analysis	38

6.03	Rejection of Product; Biovail Remedies	38

6.04	Medical Information Services	39

6.05	Product Returns	39

6.06	Product Recall	40

6.07	Complaints	41

6.08	Additional Covenants of Biovail	41

6.09	Adverse Events	41

6.10	Compliance with Applicable Law	41

6.11	Reasonable Cooperation	42

6.12	Compliance Audits	42

ARTICLE 7.	PAYMENTS	42

7.01	Manner of Payment	42

7.02	Payment for Purchase of Existing Inventory	43

7.03	Late Payments	43

ARTICLE 8.	REPRESENTATIONS AND WARRANTIES	43

8.01	Representations and Warranties of Both Parties	43

8.02	Representations and Warranties of GSK	44

8.03	Representations and Warranties of Biovail	45

8.04	No Reliance by Third Parties	46

ARTICLE 9.	INDEMNIFICATION AND INSURANCE	46

9.01	GSK Indemnity	46

9.02	Biovail Indemnity	47

9.03	Control of Proceedings	48

9.04	Limitation of Liability	49

(continued)

(continued)

		Page

13.17	Condition Precedent	58

13.18	No Reliance	59

v